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EXECUTION COPY

$370,000,000
CREDIT AGREEMENT
among
REGAL CINEMAS CORPORATION,
as a Borrower,
REGAL CINEMAS, INC.,
as a Borrower,
The Several Lenders
from Time to Time Parties Hereto,
LEHMAN BROTHERS INC.,
as Sole Advisor, Sole Lead Arranger and Sole Book Manager,
CREDIT SUISSE FIRST BOSTON,
as Syndication Agent,
GENERAL ELECTRIC CAPITAL CORPORATION,
as Documentation Agent
and
LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent
Dated as of January 29, 2002

4.11	Federal Regulations	51
4.12	Labor Matters	52
4.13	ERISA	52
4.14	Investment Company Act; Other Regulations	52
4.15	Subsidiaries	52
4.16	Use of Proceeds	53
4.17	Environmental Matters	53
4.18	Accuracy of Information, etc	54
4.19	Security Documents	54
4.20	Solvency	55
4.21	Senior Indebtedness	55
4.22	Regulation H	56
4.23	Insurance	56
4.24	Real Estate	56
4.25	Permit	57
4.26	Lease	58
4.27	Bankruptcy Court Filing	59
4.28	The Confirmation Orde	59
4.29	Amended Pla	59
4.30	Beverage Supply Agreemen	59
SECTION 5.	CONDITIONS PRECEDENT	59
5.1	Conditions to Initial Extension of Credit	59
5.2	Conditions to Each Extension of Credit	65
SECTION 6.	AFFIRMATIVE COVENANTS	65
6.1	Financial Statements	65
6.2	Certificates; Other Information	66
6.3	Payment of Obligations	68
6.4	Conduct of Business and Maintenance of Existence, etc	69
6.5	Maintenance of Property; Leases; Insurance	69
6.6	Inspection of Property; Books and Records; Discussions	70
6.7	Notices	71
6.8	Environmental Laws	71
6.9	Post-Closing Mortgaged Properties	71
6.10	Additional Collateral, etc	72
6.11	Use of Proceeds	74
6.12	ERISA Document	74
6.13	Further Assurances	74
6.14	Unrestricted Subsidiaries	75
SECTION 7.	NEGATIVE COVENANTS	75
7.1	Financial Condition Covenants	75
7.2	Limitation on Indebtedness	78
7.3	Limitation on Liens	80
7.4	Limitation on Fundamental Changes	81
7.5	Limitation on Disposition of Property	82
7.6	Limitation on Restricted Payments	82
7.7	Limitation on Capital Expenditures	83
7.8	Limitation on Investments	83
7.9	Limitation on Optional Payments and Modifications of Indebtedness	86
7.10	Limitation on Transactions with Affiliates	87
7.11	Limitation on Sales and Leasebacks	87
7.12	Limitation on Changes in Fiscal Periods	87
7.13	Limitation on Negative Pledge Clauses	87
7.14	Limitation on Restrictions on Subsidiary Distributions, etc	88
7.15	Limitation on Lines of Business	88
7.16	Limitation on Activities of Holdings	88
7.17	Limitation on Hedge Agreements	88
7.18	Limitation on Amendments to Certain Contractual Obligations	88
7.19	Limitation on Partnerships and Joint Ventures	89
7.20	Limitation on New Leases	89
SECTION 8.	EVENTS OF DEFAULT	89
SECTION 9.	THE AGENTS; THE ARRANGER	93
9.1	Appointment	93
9.2	Delegation of Duties	93
9.3	Exculpatory Provisions	94
9.4	Reliance by Agents	94
9.5	Notice of Default	94
9.6	Non-Reliance on Agents and Other Lenders	95
9.7	Indemnification	95
9.8	Arranger and Agents in Their Individual Capacities	96
9.9	Successor Agents	96
9.10	Authorization to Release Liens	96
9.11	The Arranger, the Syndication Agent and the Documentation Agent	97
9.12	Withholding Tax	97
SECTION 10.	MISCELLANEOUS	97
10.1	Amendments and Waivers	97
10.2	Notices	98
10.3	No Waiver; Cumulative Remedies	100
10.4	Survival of Representations and Warranties	100
10.5	Payment of Expenses; Indemnification	101
10.6	Successors and Assigns; Participations and Assignments	102
10.7	Adjustments; Set-off	104
10.8	Counterparts	105
10.9	Severability	105
10.10	Integration	105
10.11	GOVERNING LAW	105
10.12	Submission To Jurisdiction; Waivers	106
10.13	Acknowledgments	106
10.14	Confidentiality	106
10.15	Release of Collateral and Guarantee Obligations	107
10.16	Accounting Changes	107
10.17	Delivery of Lender Addenda	108
10.18	Construction	108
10.19	Joint and Several Liability	108
10.20	WAIVERS OF JURY TRIAL	109

ANNEXES:
A	Pricing Grid
SCHEDULES:
1.1	Mortgaged Property
4.4	Consents, Authorizations, Filings and Notices
4.9(b)	Trademarks, Service Marks and Trade Names
4.9(c)	Patents
4.9(d)	Copyrights
4.9(e)	Trade Secrets
4.9(f)	Intellectual Property Licenses
4.9(g)	Future Intellectual Property
4.15	Subsidiaries
4.19(a)-1	UCC Filing Jurisdictions — Collateral
4.19(a)-2	UCC Financing Statements to Remain on File
4.19(a)-3	UCC Financing Statements to be Terminated
4.19(b)	Mortgage Filing Jurisdictions
4.19(c)	UCC Filing Jurisdictions — Intellectual Property Collateral
4.24(a)	Real Estate
4.24(g)	Structural Defects
4.26	Leases
6.9	Post-Closing Mortgaged Properties
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
8(g)(i)	Required Payments to Employee Welfare Benefit Plans
8(g)(ii)	Required Payments to Multiemployer Plans
EXHIBITS:
A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Acceptance
F-1	Form of Legal Opinion of Weil Gotshal & Manges LLP
F-2	Form of Legal Opinion of Local Counsel
G-1	Form of Term Note
G-2	Form of Revolving Credit Note
H	Form of Prepayment Option Notice
I	Form of Exemption Certificate
J	Form of Lender Addendum
K	Form of Solvency Certificate
L-1	Form of High-Yield Proceeds Note
L-2	Form of Tranche B Proceeds Note
L-3	Form of Revolving Credit Proceeds Note
M	Form of Notice of Borrowing

        CREDIT AGREEMENT, dated as of January 29, 2002, among REGAL CINEMAS CORPORATION, a Delaware corporation ("Holdings"), REGAL CINEMAS, INC., a Tennessee corporation ("Regal" and, together with Holdings, the "Borrowers"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), LEHMAN BROTHERS INC., as sole advisor, sole lead arranger and sole book manager (in such capacity, the "Arranger"), CREDIT SUISSE FIRST BOSTON, as syndication agent (in such capacity, the "Syndication Agent"), GENERAL ELECTRIC CAPITAL CORPORATION, as documentation agent (in such capacity, the "Documentation Agent"), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the "Administrative Agent").

W I T N E S S E T H:

        WHEREAS, on October 11, 2001, Regal and certain affiliated entities (collectively, the "Debtors") filed (i) voluntary petitions under Chapter 11 of title 11, United States Code (the "Bankruptcy Code"), each initiating a case under the Bankruptcy Code (the cases of the Debtors, each a "Bankruptcy Case" and collectively, the "Bankruptcy Cases") and (ii) a pre-packaged Joint Plan of Reorganization (the "Original Plan");

        WHEREAS, the Original Plan was amended by the Debtors' Amended Joint Plan of Reorganization on or about December 5, 2001 (as so amended, the "Amended Plan");

        WHEREAS, on December 7, 2001 (the "Confirmation Date"), the United States Bankruptcy Court for the Middle District of Tennessee (together with any other court having jurisdiction over the Bankruptcy Cases, the "Bankruptcy Court") entered an order (the "Confirmation Order") confirming the Amended Plan;

        WHEREAS, as part of the implementation of the Amended Plan, Regal has requested that the Lenders make available to the Borrowers certain credit facilities, as more particularly described below;

        WHEREAS, upon consummation of the Amended Plan, the Sponsors and the Other Equity Investors will own all of the issued and outstanding Capital Stock (as defined below) of Regal;

        WHEREAS, the Sponsors and Other Equity Investors have informed Regal that, immediately following their receipt of the Capital Stock of Regal upon consummation of the Amended Plan, they intend to exchange such Capital Stock for a like number and kind of Capital Stock of Holdings, such that they will own all of the issued and outstanding Capital Stock of Holdings, which, in turn, will own all of the issued and outstanding Capital Stock of Regal;

        WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1
Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

          "Acknowledgement and Consent": the Acknowledgement and Consent of each Issuer (as defined in the Guarantee and Collateral Agreement) that is not also a Grantor (as defined in the Guarantee and Collateral Agreement), substantially in the form of Exhibit A to the Guarantee and Collateral Agreement.

          "Additional Permitted Acquisitions": as defined in Section 7.8(f).

          "Additional Regal-Holdings Notes": as defined in Section 7.2(h).

          "Adjustment Date": as defined in the Pricing Grid.

          "Administrative Agent": as defined in the preamble hereto.

          "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agents": the collective reference to the Syndication Agent, the Documentation Agent and the Administrative Agent.

          "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) on and thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's outstanding Tranche B Term Loans and (ii) the amount of such Lender's Revolving Credit Commitment then in effect or, if the Revolving Credit Commitment has been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.

          "Aggregate Exposure Percentage" with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

          "Agreement": this Credit Agreement, as amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Amended Plan": as defined in the recitals hereto.

          "Applicable Margin": with respect to (i) Revolving Credit Loans, a percentage rate per annum determined in accordance with the Pricing Grid and (ii) Tranche B Term Loans, 3.50% (for Eurodollar Loans) and 2.50% (for Base Rate Loans); provided, that the Applicable Margin shall be subject to adjustment as set forth in Sections 2.11 and 7.2(g).

          "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

          "Arranger": as defined in the preamble hereto.

          "Asset Sale": any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 7.5) which yields gross proceeds to either of the Borrowers or any other Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value (as determined by a reputable, independent third party reasonably satisfactory to the Administrative Agent and paid for by the Borrowers in the case of other non-cash proceeds) in excess of $5,000,000.

          "Assignee": as defined in Section 10.6(c).

          "Assignment and Acceptance": as defined in Section 10.6(c).

          "Assignor": as defined in Section 10.6(c).

          "Available Revolving Credit Commitment": as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Revolving Credit Lender's Revolving Credit Commitment then in effect less (b) such Revolving Credit Lender's Revolving Extensions of Credit then outstanding.

          "Balance Sheet": as defined in Section 4.1(a).

          "Bankruptcy Case" and "Bankruptcy Cases": as defined in the recitals hereto.

          "Bankruptcy Court": as defined in the recitals hereto.

          "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Changes in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "Base Rate Loans": Loans for which the applicable rate of interest is based upon the Base Rate.

          "Benefited Lender": as defined in Section 10.7.

          "Beverage Supply Agreement": the Marketing, Advertising and Brand Presence Agreement, dated October 30, 2001, between Coca-Cola North America, a division of the Coca-Cola Company, and Regal Cinemas, Inc., as amended by that certain Letter Agreement, dated December 6, 2001, and as the same may be further amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "BNS Facility": that certain Credit Agreement, dated as of May 27, 1998, as amended, among Regal, The Bank of Nova Scotia, as administrative agent and the other agents named therein.

          "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

          "Borrower or Borrowers": as defined in the preamble hereto.

          "Borrowing Date": any Business Day specified by a Borrower as a date on which such Borrower requests to the relevant Lender(s) to make Loans hereunder.

          "Business Day": (i) for all purposes other than as covered by clause (ii) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to be closed for business and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

          "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures made by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

          "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any (i) lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP and (ii) any lease financing arrangements set forth on the balance sheet of such Person.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

          "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least "A-1" by S&P or "P-1" by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least "A" by S&P or "A" by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

          "Closing Date": the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date shall be not later than February 15, 2002.

          "Code": the Internal Revenue Code of 1986, as amended from time to time (or any successor legislation).

          "Collateral": all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, whether or not the Administrative Agent has perfected its Lien therein.

          "Commitment": as to any Lender, the sum of the Tranche B Term Loan Commitment and the Revolving Credit Commitment of such Lender.

          "Commitment Fee Rate": 1/2 of 1% per annum.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with either of the Borrowers within the meaning of Section 4001 of ERISA or is part of a group that includes either of the Borrowers and that is treated as a single employer under Section 414 of the Code or of which such Borrower is a general partner.

          "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

          "Confidential Information Memorandum": the Confidential Information Memorandum dated January 17, 2002 and furnished to the initial Lenders.

          "Confirmation Date": as defined in the recitals hereto.

          "Confirmation Order": as defined in the recitals hereto.

          "Consolidated Adjusted Debt": for any period, the sum of (a) Funded Debt of Holdings and its Restricted Subsidiaries for such period plus (b) the product of eight (8) times Consolidated Lease Expense for such period.

          "Consolidated Adjusted Interest Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDAR of Holdings and its Restricted Subsidiaries for such period to (b) the sum of Consolidated Interest Expense of Holdings and its Restricted Subsidiaries for such period plus Consolidated Lease Expense of Holdings and its Restricted Subsidiaries for such period.

          "Consolidated Adjusted Leverage Ratio": for any period, the ratio of (a) Consolidated Adjusted Debt for such period to (b) Consolidated EBITDAR of Holdings and its Restricted Subsidiaries for such period.

          "Consolidated Current Assets": at any date, all amounts (other than cash and Cash Equivalents) which would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date.

          "Consolidated Current Liabilities": at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Holdings and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans to the extent otherwise included therein.

          "Consolidated EBITDA": as to Holdings and its Restricted Subsidiaries, for any applicable period, the difference of

          (a)  the sum (without duplication) of

            (i)    Consolidated Net Income of Holdings and its Restricted Subsidiaries for such period,

        plus

            (ii)  the amounts deducted by Holdings and its Restricted Subsidiaries in determining Consolidated Net Income of Holdings and its Restricted Subsidiaries for such period representing (s) non-cash minority interest expense, (t) non-cash charges (including non-cash Consolidated Lease Expense and non-cash theatre closing costs), amortization (including amortization of deferred financing fees), depreciation, non-cash restructuring charges or reserves, other non-cash reserves and non-recurring charges, (u) all federal, state and local taxes (whether paid in cash or deferred) computed on the basis of income, (v) Consolidated Interest Expense and non-cash interest expense of Holdings and its Restricted Subsidiaries, (w) expenses or charges incurred in connection with the issuance of debt or equity securities and up-front fees paid with respect to credit facilities provided by banks and other financial institutions, (x) transaction costs, (y) expenses or charges incurred in connection with real estate financings consummated during such period and (z) fees and expenses paid in connection with Permitted Acquisitions consummated, and Investments made, during such period, and

          (b)  the amounts included by Holdings and its Restricted Subsidiaries in determining Consolidated Net Income of Holdings and its Restricted Subsidiaries for such period representing (x) non-cash gains and (y) non-recurring gains;

        provided, however, that (without duplication) "Consolidated EBITDA"

          (a)  for any applicable period shall be determined on the basis that any Permitted Acquisitions or other acquisitions which were consummated during such period were consummated on the first day of such period;

          (b)  for any applicable period shall be determined on the basis that any redesignation of a Subsidiary as an Unrestricted Subsidiary or, as the case may be, a Restricted Subsidiary which occurred during such period occurred on the first day of such period; and

          (c)  for any applicable period shall be increased or decreased, as the case may be, to reflect the projected good faith identifiable and supportable net cost saving or additional net costs, as the case may be, resulting from any Permitted Acquisition or any Additional Permitted Acquisition consummated during such period by combining the operations of such acquisition with the operations of Regal and Restricted Subsidiaries (as determined by Regal based on reasonable assumptions and computations set forth in sufficient detail and which are reasonably acceptable, in substance, to the Administrative Agent, and which determination shall be made on each date on which a Compliance Certificate for such applicable period is delivered, all in compliance with the requirements of Regulation S-X for a Form S-1 registration statement under the Securities Act of 1933, as amended); provided, however, that so long as such net savings or additional net costs will be realizable at any time during such period, it may be assumed, for the purpose of this clause, that such net cost savings or additional net costs will be realizable during the entire period.

          "Consolidated EBITDAR": of any Person for any period, Consolidated EBITDA of such Person and its Restricted Subsidiaries for such period plus, without duplication, the sum of all rent expense of such Person and its Restricted Subsidiaries for such period.

          "Consolidated Interest Expense": of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers' acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

          "Consolidated Lease Expense": for any period, the aggregate amount of fixed and contingent cash rentals payable by Holdings and its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP), for such period with respect to leases of real and personal property; provided, that payments in respect of Capital Lease Obligations shall not constitute Consolidated Lease Expense.

          "Consolidated Leverage Ratio": as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

          "Consolidated Net Income": of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of Holdings and its consolidated Restricted Subsidiaries for any Period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of either of the Borrowers or is merged into or consolidated with either of the Borrowers or any of their respective Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of any Borrower) in which either of the Borrowers or any of their respective Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Borrower or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Restricted Subsidiary of either of the Borrowers to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary.

          "Consolidated Senior Debt": all Consolidated Total Debt other than Subordinated Debt.

          "Consolidated Senior Leverage Ratio": as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Senior Debt on such day to (b) Consolidated EBITDA for such period.

          "Consolidated Total Debt": at any date, the aggregate principal amount of all Funded Debt of Holdings and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

          "Consolidated Working Capital": at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

          "Continuing Director": as to any Person, during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the board of directors (together with any new directors whose election by such board of directors of such Person or whose nomination for election by the shareholders of such Person was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of such Person, if such agreement was approved by a vote of such majority of directors).

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

          "Control Agreement": each Control Agreement to be executed and delivered by each Loan Party party thereto, substantially in the form of Exhibit D, Exhibit E or Exhibit F, as the case may be, to the Guarantee and Collateral Agreement, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Control Investment Affiliate": as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making or holding equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          "Debtors": as defined in the recitals hereto.

          "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Derivatives Counterparty": as defined in Section 7.6.

          "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms "Dispose" and "Disposed of" shall have correlative meanings.

          "Disqualified Stock": any Capital Stock or other ownership or profit interest of any Loan Party that any Loan Party is or, upon the passage of time or the occurrence of any event, may become obligated to redeem, purchase, retire, defease or otherwise make any payment in respect of in consideration other than Capital Stock (other than Disqualified Stock) if such obligation matures or has the potential to mature sooner than one year after the repayment in full of all Obligations hereunder.

          "Documentation Agent": as defined in the preamble hereto.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "Domestic Subsidiary": any Subsidiary of either of the Borrowers organized under the laws of any jurisdiction within the United States of America.

          "ECF Percentage": with respect to any fiscal year of Holdings, 50%; provided, that, with respect to any fiscal year of Holdings ending on or after December 26, 2002, the ECF Percentage shall be 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 3.0 to 1.0.

          "Edwards": the company or companies constituting the Edwards Theatres business.

          "Edwards Acquisition": the acquisition by either of the Borrowers of Edwards in accordance with the terms and conditions set forth in Section 7.8(e).

          "Environmental Laws": any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, as has been, is now, or may at any time hereafter be, in effect.

          "Environmental Permits": any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Escrow Agreement": the Escrow Deposit Agreement, effective as of January 29, 2002, by and among Regal, HSBC Bank USA as Escrow Agent, and the Official Committee of the Unsecured Creditors of Regal Cinemas, Inc. representing the beneficiaries.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under regulations issued from time to time by the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

          "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Telerate screen as of 11:00 A.M., London time, on the second full Business Day preceding the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

          "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/16th of 1%):

Eurodollar Base Rate 1.00—Eurocurrency Reserve Requirements

          "Eurodollar Tranche": the collective reference to Eurodollar Loans that the then current Interest Periods with respect thereto begin on the same date and end on the same later date (whether or not such Loans, shall originally have been made on the same day).

          "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Excess Cash Flow": for any fiscal year of Holdings, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income of Holdings and its Restricted Subsidiaries for such fiscal year, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital of Holdings and its Restricted Subsidiaries for such fiscal year, (iv) an amount equal to the aggregate net non-cash loss on the Disposition of Property by Holdings and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such fiscal year (if any) in deferred tax accounts of Holdings over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by Holdings and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Credit Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and all optional prepayments of the Tranche B Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Tranche B Term Loans) of Holdings and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder such that after giving effect to such commitment reduction Holdings or the applicable Restricted Subsidiary, as the case may be, would not be able to reborrow all or any of the amount so prepaid), (v) increases in Consolidated Working Capital of Holdings and its Restricted Subsidiaries for such fiscal year, (vi) an amount equal to the aggregate net non-cash gain on the Disposition of Property by Holdings and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, and (vii) the net decrease during such fiscal year (if any) in deferred tax accounts of Holdings.

          "Excess Cash Flow Application Date": as defined in Section 2.12(d).

          "Excluded Foreign Subsidiary": any Foreign Subsidiary in respect of which either (i) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (ii) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrowers, result in material adverse tax consequences to the Loan Parties, taken as a whole; provided, however, that a Foreign Subsidiary that is treated as a pass-through entity for United States federal income tax purposes shall not be an Excluded Foreign Subsidiary while so treated.

          "Existing Credit Facilities": the equipment financing facility between the CIT Group/Equipment Financing and Regal.

          "Existing L/Cs": as defined in Section 7.2(l).

          "Facility": as the case may be, either (a) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the "Tranche B Term Loan Facility") or (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the "Revolving Credit Facility").

          "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Fee Letter": that certain Fee Letter, dated December 6, 2001, among Regal, the Administrative Agent and the Arranger, as the same may be amended, supplemented, replaced or otherwise modified from time to time upon the agreement in writing of all parties thereto.

          "Foreign Subsidiary": any Subsidiary of either of the Borrowers that is not a Domestic Subsidiary.

          "FQ1", "FQ2", "FQ3", and "FQ4": when used with a numerical year designation, means the first second, third or fourth fiscal quarters, respectively, of such fiscal year of the Borrowers (e.g., FQ1 2002 means the first fiscal quarter of 2002 fiscal year, which ends on or about March 31, 2002).

          "Funded Debt": as to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of "Indebtedness" in this Section.

          "Funding Office": the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrowers and the Lenders.

          "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of Section 7.1 (including the financial definitions used therein), GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1(b).

          "Governing Documents": collectively, as to any Person, the articles or certificate of incorporation and bylaws, any shareholders agreement, certificate of formation, limited liability company agreement, partnership agreement or other formation or constitutive documents of such Person.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof or any entity empowered to exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by the Borrowers and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

          "Guarantors": the Subsidiary Guarantors.

          "Hedge Agreements": all interest rate swaps, caps or collar agreements or similar arrangements entered into by either of the Borrowers or any of their respective Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

          "High-Yield Proceeds Note": the High-Yield Proceeds Note to be executed and delivered by Regal, substantially in the form of Exhibit L-1, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations or Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under bankers' acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements and (k) the liquidation value of any preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries.

          "Indemnified Liabilities": as defined in Section 10.5.

          "Indemnitee": as defined in Section 10.5.

          "Initial Additional Equity Proceeds": as defined in Section 2.12(a).

          "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent": pertaining to a condition of Insolvency.

          "Insurance Requirements": all material terms of any insurance policy required pursuant to this Agreement or any Security Document and all material regulations and then current standards applicable to or affecting any Mortgaged Property or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over any Mortgaged Property, or any other body exercising similar functions.

          "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks, service-marks, technology, know-how and processes, recipes, formulas, trade secrets, or licenses (under which the applicable Person is licensor or has assignable rights as a licensee) relating to any of the foregoing and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

          "Intellectual Property Collateral": all Intellectual Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Intellectual Property Security Agreement or the Guarantee and Collateral Agreement.

          "Intellectual Property Security Agreement": the Intellectual Property Security Agreement to be executed and delivered by each Loan Party, substantially in the form of Exhibit C to the Guarantee and Collateral Agreement, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan (unless all Revolving Credit Loans are being repaid in full in immediately available funds and the Revolving Credit Commitments terminated)), the date of any repayment or prepayment made in respect thereof.

          "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) twelve months thereafter, as selected by a Borrower in its Notice of Borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or (if available to all Lenders under the relevant Facility) twelve months thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

            (i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

            (ii)  any Interest Period that would otherwise extend beyond the Scheduled Revolving Credit Termination Date or beyond the date final payment is due on the Tranche B Term Loans shall end on the Revolving Credit Termination Date or such due date, as applicable;

            (iii)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

            (iv)  the Borrowers shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

          "Investments": as defined in Section 7.8.

          "Issuing Lender": a Revolving Credit Lender, in its capacity as issuer of any Letter of Credit, to be selected by the Administrative Agent and the Borrower.

          "L/C Commitment": $15,000,000 plus up to an additional $15,000,000 to be used only for the issuance of the "Class 5 L/C" referred to in the Escrow Agreement.

          "L/C Fee Payment Date": the last Business Day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

          "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

          "L/C Participants": the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

          "Lehman Entity": any of Lehman Commercial Paper Inc. or any of its affiliates (including, without limitation, Syndicated Loan Funding Trust).

          "Lender Addendum": with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit J, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.17.

          "Lenders": as defined in the preamble hereto and includes the Issuing Lender.

          "Letters of Credit": as defined in Section 3.1(a).

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

          "Line of Business": as defined in Section 7.15.

          "Loan": any loan made by any Lender pursuant to this Agreement.

          "Loan Documents": this Agreement, the Security Documents, the Fee Letter, the Applications and, if any, the Notes.

          "Loan Parties": the Borrowers and each Subsidiary of Holdings which is a party to a Loan Document (including pursuant to Section 6.10).

          "Majority Facility Lenders": with respect to each Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Tranche B Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).

          "Majority Revolving Credit Facility Lenders": the Majority Facility Lenders in respect of the Revolving Credit Facility.

          "Material Adverse Effect": a material adverse change in or affecting (a) the condition (financial or otherwise), results of operation, assets, liabilities or management of the Loan Parties, taken as a whole, or that calls into question in any material and adverse respect (i) the Projections previously supplied to the Lenders or (ii) any of the material assumptions on which the Projections were prepared, (b) the validity or enforceability of this Agreement or any of the other Loan Documents, (c) the validity, enforceability or priority of the Liens purported to be created by the Security Documents, or (d) the rights or remedies of the Administrative Agent and the Lenders hereunder or under any of the other Loan Documents.

          "Materials of Environmental Concern": any material, substance or waste that is characterized, defined or regulated as hazardous, toxic, pollutants, contaminants or words of similar meaning under any Environmental Law, including any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, or asbestos.

          "Moody's": Moody's Investor Services, Inc.

          "Mortgaged Properties": the real properties and leasehold estates listed on Schedule 1.1, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

          "Mortgages": each of the mortgages, deeds of trust and deeds to secure debt made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

          "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when the benefit is received) of such Asset Sale or Recovery Event, net of reasonable and customary attorneys' fees, accountants' fees, and investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document); and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith (but not including any fees or expenses incurred in connection with any third-party appraisals contemplated by the definition of "Asset Sale") and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of reasonable and customary attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith.

          "Non-Excluded Taxes": as defined in Section 2.20(a).

          "Non-Recourse Debt" means Indebtedness (i) as to which neither of the Borrowers nor any of its Restricted Subsidiaries (nor any direct holding company parent of Holdings) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Obligations) of either of the Borrowers or any of its Restricted Subsidiaries (or any direct holding company parent of Holdings) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders thereunder will not have any recourse to the Capital Stock or assets of either of the Borrowers or any of its Restricted Subsidiaries.

          "Non-U.S. Lender": as defined in Section 2.20(f).

          "Notes": the collective reference to the Revolving Credit Notes and the Term Notes, if any, evidencing Loans.

          "Notice of Borrowing": a certificate duly executed by a Responsible Officer of a Borrower substantially in the form of Exhibit M.

          "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either of the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Arranger, to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Arranger, to any Agent or to any Lender that are required to be paid by any Loan Party pursuant hereto or to any other Loan Document) or otherwise.

          "Original Plan": as defined in the recitals hereto.

          "Other Equity Investors": GSCP Recovery, Inc.; LB I Group, Inc.; The Tudor BVI Global Portfolio Ltd.; Tudor Proprietary Trading, L.L.C; Putnam High Yield Trust; Putnam High Yield Advantage Fund; Putnam Variable Trust-Putnam VT High Yield Fund; Putnam Master Income Trust; Putnam Premier Income Trust; Putnam Master Intermediate Income Trust; Putnam Diversified Income Trust; Putnam Funds Trust-Putnam High Yield Trust II; Putnam Strategic Income Fund; Putnam Variable Trust- Putnam VT Diversified Income Fund; Travelers Series Fund Inc.; Putnam Diversified Income Portfolio; Putnam High Yield Fixed Income Fund, LLC; and Putnam High Yield Managed Trust.

          "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          "Participant": as defined in Section 10.6(b).

          "Payment Amount": as defined in Section 3.5.

          "Payment Office": the office of the Administrative Agent specified in Section 10.2 or as otherwise specified from time to time by the Administrative Agent as its payment office by notice to the Borrowers and the Lenders.

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          "Permits": the collective reference to (i) Environmental Permits, and (ii) any and all other franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Requirement of Law.

          "Permitted Acquisitions": the collective reference to the UA Acquisition and the Edwards Acquisition.

          "Permitted Investors": the collective reference to the Sponsors, the Other Equity Investors and their respective Control Investment Affiliates.

          "Permitted Liens": the collective reference to (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 and (ii) in the case of Collateral consisting of Pledged Stock, non-consensual Liens permitted by Section 7.3 to the extent arising by operation of law.

          "Permitted Subordinated Indebtedness": as defined in Section 7.2(g).

          "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan that is covered by ERISA and which either of the Borrowers or any Commonly Controlled Entity maintains, administers, contributes to or is required to contribute to or under which either of the Borrowers or any Commonly Controlled Entity could incur any liability.

          "Plan Effective Date": as defined in the Amended Plan.

          "Pledged Stock": as defined in the Guarantee and Collateral Agreement.

          "Post-Closing Mortgaged Properties": each of the Mortgaged Properties listed on Schedule 6.9.

          "Prepayment Option Notice": a notice executed by a Responsible Officer of a Borrower substantially in the form of Exhibit H.

          "Pricing Grid": the pricing grid attached hereto as Annex A.

          "Projections": as defined in Section 6.2(c).

          "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

          "Purchase Agreement": the Purchase Agreement, dated January 17, 2002, among Holdings and its Subsidiaries, Credit Suisse First Boston Corporation and Lehman Brothers Inc.

          "Ratings Condition": either (x) the Borrowers are rated at least BB- by S&P and Ba3 by Moody's on the Closing Date and on the date of consummation of the applicable Additional Permitted Acquisition, and the consummation date of each such acquisition is at least one year after the Closing Date or (y) at the time of consummation of the applicable Additional Permitted Acquisition, the Borrowers are rated at least one level higher by both S&P and Moody's than the ratings for the Borrowers in effect on the Closing Date.

          "Real Estate": all real property used by Holdings or any Subsidiary Guarantor, which Holdings or the relevant Subsidiary Guarantor owns in fee or in which it holds a leasehold interest as tenant.

          "Recovery Event": any cash settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party.

          "Regal": as defined in the recitals hereto.

          "Regal-Holdings Notes": collectively, the High-Yield Proceeds Note, the Tranche B Proceeds Note and the Revolving Credit Proceeds Note.

          "Register": as defined in Section 10.6(d).

          "Registration Rights Agreement": the Registration Rights Agreement, dated January 29, 2002, by and among the initial purchasers, Regal Cinemas Corporation and the other guarantors thereunder.

          "Regulation D": Regulation D of the Board as in effect from time to time (and any successor regulation thereof).

          "Regulation H": Regulation H of the Board as in effect from time to time (and any successor regulation thereof).

          "Regulation T": Regulation T of the Board as in effect from time to time (and any successor regulation thereof).

          "Regulation U": Regulation U of the Board as in effect from time to time (and any successor regulation thereof).

          "Regulation X": Regulation X of the Board as in effect from time to time (and any successor regulation thereof).

          "Reimbursement Obligation": the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

          "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by either of the Borrowers or any of their respective Restricted Subsidiaries in connection therewith that are not applied to prepay the Tranche B Term Loans or reduce the Revolving Credit Commitments pursuant to Section 2.12(c) as a result of the delivery of a Reinvestment Notice.

          "Reinvestment Event": any Asset Sale or Recovery Event in respect of which Regal has delivered a Reinvestment Notice.

          "Reinvestment Notice": a written notice executed by a Responsible Officer of Regal stating that no Default or Event of Default has occurred and is continuing and that Regal (directly or indirectly through a Wholly Owned Subsidiary that is a Restricted Subsidiary to the extent otherwise permitted hereunder) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire Property useful in its or such Subsidiary's business.

          "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire Property useful in Regal's or any of its Subsidiaries' business.

          "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring 180 days after such Reinvestment Event and (b) the date on which Regal shall have determined not to, or shall have otherwise ceased to, acquire Property useful in Regal's or any of its Wholly Owned Subsidiaries' businesses with all or any portion of the relevant Reinvestment Deferred Amount.

          "Related Fund": means, with respect to any Lender, any fund that invests (in whole or in part) in commercial loans and is managed by such Lender, the same investment advisor as such Lender or by an affiliate of such investment advisor or an affiliate of such Lender.

          "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

          "Required Lenders": at any time, the holders of more than 50% of (a) until the Closing Date, the aggregate principal amount of Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Tranche B Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

          "Required Prepayment Lenders": the Majority Facility Lenders in respect of each Facility.

          "Requirement of Law": as to any Person, the Governing Documents of such Person, common law and any law, treaty, rule or regulation, judgment, decree or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

          "Responsible Officer": as to any Person, the chief executive officer, president or chief financial officer of such Person, but in any event, with respect to financial matters, the chief financial officer of such Person. Unless otherwise qualified, all references to a "Responsible Officer" shall refer to a Responsible Officer of Regal.

          "Restricted Payments": as defined in Section 7.6.

          "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

          "Revolving Credit Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and/or participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

          "Revolving Credit Commitment Period": the period from and including the Closing Date to the Revolving Credit Termination Date.

          "Revolving Credit Lender": each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

          "Revolving Credit Loans": as defined in Section 2.4.

          "Revolving Credit Notes": as defined in Section 2.8(d).

          "Revolving Credit Percentage": as to any Revolving Credit Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal and/or face amount of such Lender's Revolving Credit Extensions of Credit then outstanding constitutes of the aggregate principal and/or face amount of the Total Revolving Extensions of Credit then outstanding).

          "Revolving Credit Proceeds Note": the Revolving Credit Proceeds Note to be executed and delivered by Regal, substantially in the form of Exhibit L-3, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Revolving Credit Termination Date": the earliest of (a) the Scheduled Revolving Credit Termination Date, (b) the date on which the Tranche B Term Loans shall be paid in full and (c) the date of termination of the Revolving Credit Commitments pursuant to Section 2.10.

          "Revolving Extensions of Credit": as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding plus (b) the amount which represents such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding.

          "S&P": Standard & Poor's Rating Services.

          "Scheduled Revolving Credit Termination Date": January 29, 2007.

          "SEC": the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

          "Secured Parties": collectively, the Arranger, the Agents, the Lenders and, with respect to any Specified Hedge Agreement, any affiliate of any Lender (or any Person that was a Lender or any affiliate thereof when such Specified Hedge Agreement was entered into) party thereto that has agreed to be bound by the provisions of Section 7.2 of the Guarantee and Collateral Agreement as if it were a party thereto and by the provisions of Section 9 hereof as if it were a Lender party hereto.

          "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Intellectual Property Security Agreement, the Control Agreements, the Mortgages and all other pledge and security documents hereafter executed and delivered by a Loan Party to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

          "Senior Subordinated Note Documentation": the Senior Subordinated Note Indenture, the Purchase Agreement, the Registration Rights Agreement, together with any other instruments and agreements entered into by Holdings or its Subsidiaries in connection therewith, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Senior Subordinated Note Indenture": the Indenture, dated as of January 29, 2002, entered into by Holdings in connection with the issuance of the Senior Subordinated Notes, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Senior Subordinated Notes": the subordinated notes of Holdings due 2012 issued from time to time pursuant to the Senior Subordinated Note Indenture.

          "Shareholder Agreement": the Stockholders Agreement, dated January 29, 2002, by and among Regal Cinemas Corporation, OCM Principal Opportunities Fund II, L.P., The Anschutz Corporation and the non-sponsor shareholders (as defined therein).

          "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Solvency Certificate": the Solvency Certificate to be executed and delivered by the chief financial officer of each Loan Party, substantially in the form of Exhibit K, as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

          "Solvent": when used with respect to any Person, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature, and (e) such Person is not insolvent within the meaning of any applicable Requirements of Law. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          "Specified Change of Control": a "Change of Control" as defined in the Senior Subordinated Note Indenture.

          "Specified Hedge Agreement": any Hedge Agreement (a) entered into by (i) either of the Borrowers or any of their respective Subsidiaries and (ii) any Lender or any affiliate thereof or any Person that was a Lender or any affiliate thereof when such Hedge Agreement was entered into, as counterparty and (b) which has been designated by such Lender and Regal, by notice to the Administrative Agent not later than 90 days after the execution and delivery thereof by Holdings or such Subsidiary, as a Specified Hedge Agreement; provided that the designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

          "Sponsors": collectively, OCM Principal Opportunities Fund II, L.P. and The Anschutz Corporation.

          "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which such Person: (a) owns shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity, or (b) controls the management, directly or indirectly through one or more intermediaries, or (c) both owns and controls. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Regal.

          "Subsidiary Guarantor": each Subsidiary of Regal other than (i) Clark Regal LLC, (ii) Green Hills Commons, LLC, (iii) any Unrestricted Subsidiary, and (iv) any Excluded Foreign Subsidiary.

          "Syndication Agent": as defined in the preamble hereto.

          "Syndication Completion Date": the date on which Lehman Commercial Paper Inc. completes the syndication of the Facilities and the entities selected in such syndication process become parties to this Agreement, which shall occur no later than February 5, 2002.

          "Synthetic Lease Obligations": all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

          "Taking": a taking or voluntary conveyance during the term of this Agreement of all or part of any Mortgaged Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting a Mortgaged Property or any portion thereof, whether or not the same shall have actually been commenced.

          "Term Notes": as defined in Section 2.8(d).

          "Title Insurance Company": as defined in Section 5.1(r).

          "Total Revolving Credit Commitments": at any time, the aggregate amount of the Revolving Credit Commitments then in effect; provided that the amount of the Total Revolving Credit Commitments on the Closing Date shall be $100,000,000.

          "Total Revolving Extensions of Credit": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

          "Tranche B Proceeds Note": the Tranche B Proceeds Note to be executed and delivered by Regal, substantially in the form of Exhibit L-2, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Tranche B Term Loan": as defined in Section 2.1.

          "Tranche B Term Loan Commitment": as to any Tranche B Term Loan Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrowers hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche B Term Loan Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof; provided that the original aggregate amount of the Tranche B Term Loan Commitments is $270,000,000.

          "Tranche B Term Loan Lender": each Lender that has a Tranche B Term Loan Commitment or which is the holder of a Tranche B Term Loan.

          "Tranche B Term Loan Percentage": as to any Tranche B Term Loan Lender at any time, the percentage which such Lender's Tranche B Term Loan Commitment then constitutes of the aggregate Tranche B Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding); provided, that solely for purposes of calculating the amount of each installment of Tranche B Term Loans (other than the last installment) payable to a Tranche B Term Loan Lender pursuant to Section 2.3(b), such Tranche B Term Loan Lender's Tranche B Term Loan Percentage shall be calculated without giving effect to any portion of any prior mandatory or optional prepayment attributable to such Tranche B Term Loan Lender's Tranche B Term Loans which shall have been declined by such Tranche B Term Loan Lender (or, in the case of any Tranche B Term Loan Lender which shall have acquired its Tranche B Term Loans by assignment from another Person, by such other Person).

          "Transferee": as defined in Section 10.14.

          "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

          "UA": the company or companies consisting of the United Artists Theatre business.

          "UA Acquisition": the acquisition by either of the Borrowers of UA in accordance with all of the terms and conditions set forth in Section 7.8(e).

          "UCC": the Uniform Commercial Code as in effect in the applicable jurisdiction from time to time.

          "Unrestricted Subsidiary": any Subsidiary of Holdings that does not directly, indirectly, or beneficially own, hold or lease any Capital Stock of, subordinated Indebtedness of, or own, or hold any Lien on, any Property of, Holdings or any of its Restricted Subsidiaries (or any direct holding company parent of Holdings) and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the board of directors of Holdings or Regal, as applicable, and of which the Administrative Agent is notified); provided, that such Subsidiary at the time of such designation (a) has no Indebtedness other than Non-Recourse Debt permitted hereunder; (b) is not a party to any agreement, contract, arrangement or understanding with Holdings or any of its Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not Affiliates of Holdings; (c) is a Person as to which none of Holdings or any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified level of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Subsidiaries. The board of directors of Regal or Holdings, as applicable, may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that no Default or Event of Default is existing or will occur as a consequence thereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary (or is redesignated by the board of directors of Regal or Holdings as a Restricted Subsidiary), it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement (and shall be a Restricted Subsidiary), any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Holdings as of such date and any Investments in such Subsidiary shall be deemed to be Investments in a Restricted Subsidiary of Holdings as of such date (and, if such Indebtedness or Investments are not permitted to be incurred hereunder the Borrowers shall be in default under this Agreement). Restricted Subsidiaries of Holdings may not thereafter be designated as Unrestricted Subsidiaries.

          "Wholly Owned Subsidiary": as to any Person, all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by another Person directly and/or through other Wholly Owned Subsidiaries of such other Person.

          "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of Holdings.

        1.2  Other Definitional Provisions. (a) Unless otherwise specified therein or herein, all terms defined in this Agreement shall have the definitions set forth herein when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

        (b)  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holdings and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

        (c)  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

        (d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

        (e)  The expressions "payment in full," "paid in full" and any other similar terms or phrases when used herein with respect to the Obligations shall mean the unconditional, final and irrevocable payment in full, in immediately available funds, of all of the Obligations.

        (f)    The words "including" and "includes" and words of similar import when used in this Agreement shall not be limiting and shall mean "including without limitation" or "includes without limitation", as the case may be.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

        2.1  Tranche B Term Loan Commitments. Subject to the terms and conditions hereof, each Tranche B Term Loan Lender severally agrees to make a Tranche B Term Loan (a "Tranche B Term Loan") to the Borrowers on the Closing Date in an amount not to exceed the amount of the Tranche B Term Loan Commitment of such Lender. The Tranche B Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

        2.2  Procedure for Tranche B Term Loan Borrowing. A Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Tranche B Term Loan Lenders make the Tranche B Term Loans on the Closing Date and specifying the amount to be borrowed. The Tranche B Term Loans made on the Closing Date shall initially be Base Rate Loans, and, prior to the Syndication Completion Date, no Tranche B Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche B Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Tranche B Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche B Term Loan or Tranche B Term Loans to be made by such Lender. The Administrative Agent shall make available to the applicable Borrower the aggregate of the amounts made available to the Administrative Agent by the Tranche B Term Loan Lenders in like funds.

        2.3  Repayment of Tranche B Term Loans. (a) The Tranche B Term Loan of each Tranche B Term Loan Lender shall mature in 24 consecutive quarterly installments, commencing on March 31, 2002, each of which shall be in an amount equal to such Lender's Tranche B Term Loan Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
March 31, 2002	$3,375,000.00
June 30, 2002	$3,375,000.00
September 30, 2002	$3,375,000.00
December 31, 2002	$3,375,000.00
March 31, 2003	$3,375,000.00
June 30, 2003	$3,375,000.00
September 30, 2003	$3,375,000.00
December 31, 2003	$3,375,000.00
March 31, 2004	$3,375,000.00
June 30, 2004	$3,375,000.00
September 30, 2004	$3,375,000.00
December 31, 2004	$3,375,000.00
March 31, 2005	$3,375,000.00
June 30, 2005	$3,375,000.00
September 30, 2005	$3,375,000.00
December 31, 2005	$3,375,000.00
March 31, 2006	$3,375,000.00
June 30, 2006	$3,375,000.00
September 30, 2006	$3,375,000.00
December 31, 2006	$3,375,000.00
March 31, 2007	$50,625,000.00
June 30, 2007	$50,625,000.00
September 30, 2007	$50,625,000.00
December 31, 2007	$50,625,000.00

        2.4  Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrowers from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Credit Percentage of the sum of the L/C Obligations then outstanding does not exceed the amount of such Lender's Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrowers may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Scheduled Revolving Credit Termination Date.

          (b)  The Borrowers shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

        2.5  Procedure for Revolving Credit Borrowing. The Borrowers may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the applicable Borrower shall give the Administrative Agent irrevocable notice in a Notice of Borrowing (which Notice of Borrowing must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the length of the initial Interest Period therefor. Any Revolving Credit Loans made on the Closing Date shall initially be Base Rate Loans, and no Revolving Credit Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the Syndication Completion Date. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a multiple in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $3,000,000 or a multiple of $1,000,000 in excess thereof. Upon receipt of any such Notice of Borrowing from a Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

        2.6  [Reserved].

        2.7  Repayment of Loans.

        The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Tranche B Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8) and (ii) the principal amount of each Tranche B Term Loan of such Tranche B Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

        2.8  Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (b)  The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender's share thereof.

          (c)  The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

          (d)  The Borrowers agree that, upon the request to the Administrative Agent by any Lender, the Borrowers will execute and deliver to such Lender a promissory note of the Borrowers evidencing any Tranche B Term Loans or Revolving Credit Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1 or G-2, respectively, with appropriate insertions as to date and principal amount (such notes, respectively, "Term Notes" or "Revolving Credit Notes").

        2.9  Commitment Fees, etc. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

        (b)  The Borrowers further agree to pay to the Administrative Agent such other fees in the amounts and on the dates from time to time agreed to in writing by the Borrowers and the Administrative Agent including, without limitation, the Administration Fee set forth in the Fee Letter.

        2.10 Termination or Reduction of Revolving Credit Commitments. The Borrowers shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

        2.11 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall (i) designate whether the Borrowers are prepaying Revolving Credit Loans and/or Tranche B Term Loans and (ii) specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans (unless all Revolving Credit Loans are being repaid and the Revolving Credit Commitments terminated) that are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Tranche B Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a multiple in excess thereof. To the extent Tranche B Term Loans have been prepaid by the Borrowers pursuant to this Section 2.11, an amount up to the lesser of (i) $100,000,000 and (ii) the amount so prepaid may be reborrowed by the Borrowers pursuant to an additional term loan to be created under this Agreement on terms to be agreed upon by the Borrowers, the Administrative Agent and the lenders under such additional term loan (provided, that if the interest rate applicable to such additional term loan is more than 25 basis points (0.25%) greater than the interest rate applicable to the Tranche B Term Loans, the interest rate applicable to the Tranche B Term Loans shall be increased so that the interest rate applicable to the Tranche B Term Loans is no less than 25 basis points below the interest rate applicable to such additional term loan), it being understood that no Lender or Agent is committed or obligated to make such additional term loan.

        2.12 Mandatory Prepayments and Commitment Reductions. (a) Unless the Required Prepayment Lenders shall otherwise agree, subject to Section 2.18(d), if any Capital Stock shall be issued by either of the Borrowers or any of their respective Subsidiaries, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Tranche B Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.12(e); provided, that, notwithstanding the foregoing, (i) the first $100,000,000 of Net Cash Proceeds from any such issuance of Capital Stock ("Initial Additional Equity Proceeds") may be excluded from the foregoing requirement and may be used for Capital Expenditures, general corporate purposes of Regal or any other purpose permitted hereunder, (ii) the Net Cash Proceeds from the issuance of any such Capital Stock used for Additional Permitted Acquisitions in accordance with Section 7.8(f) may be excluded from the foregoing requirement, (iii) the Net Cash Proceeds from the issuance of any such Capital Stock used for Permitted Acquisitions in accordance with Section 7.8(e) may be excluded from the foregoing requirement and (iv) the Net Cash Proceeds from the issuance of Capital Stock of Holdings to any Permitted Investor or any director, officer or employee of the Borrowers or their respective Restricted Subsidiaries may be excluded from the foregoing requirement and may be used for Capital Expenditures by Regal or its Restricted Subsidiaries permitted hereunder, general corporate purposes of Regal and its Restricted Subsidiaries or any other purpose permitted hereunder.

        (b)  Unless the Required Prepayment Lenders shall otherwise agree, subject to Section 2.18(d), if any Funded Debt shall be incurred by either of the Borrowers or any of their respective Subsidiaries (excluding any Funded Debt incurred in accordance with Section 7.2 as in effect on the date of this Agreement and any Non-Recourse Debt of Unrestricted Subsidiaries), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Tranche B Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.12(e); provided, that, notwithstanding the foregoing, the Net Cash Proceeds of Permitted Subordinated Indebtedness may be excluded from the foregoing requirement to the extent such Indebtedness is not secured by any Lien on any Loan Party's Property and the proceeds thereof are used to consummate a Permitted Acquisition within the time periods set forth in Section 7.2(g) (it being agreed that any such proceeds not so used during such time periods shall be immediately applied to prepay the Tranche B Term Loans and reduce the Revolving Credit Commitments as set forth in Section 2.12(e)).

        (c)  Unless the Required Prepayment Lenders shall otherwise agree, subject to Section 2.18(d), if on any date either of the Borrowers or any of their respective Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Tranche B Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.12(e); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed (A) with respect to the Net Cash Proceeds of sale-leaseback transactions, $50,000,000 in the aggregate during the term of the facilities and (B) with respect to the Net Cash Proceeds of any other Asset Sale or Recovery Event, $20,000,000 in any fiscal year of the Borrowers and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Tranche B Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.12(e).

        (d)  Unless the Required Prepayment Lenders shall otherwise agree, subject to Section 2.18(d), if, for any fiscal year of the Borrowers commencing with the fiscal year ending in December 2002, there shall be Excess Cash Flow, the Borrowers shall or shall cause the applicable Subsidiary to, on the relevant Excess Cash Flow Application Date (as defined below), apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Tranche B Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.12(e). Each such prepayment and commitment reduction shall be made on a date (an "Excess Cash Flow Application Date") no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrowers referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

        (e)  Subject to Section 2.18, amounts to be applied in connection with prepayments and Commitment reductions made pursuant to this Section 2.12 shall be applied, first, to the prepayment of the Tranche B Term Loans, second, to repay any amounts outstanding under the Revolving Credit Commitment (but without resulting in a permanent reduction of the Revolving Credit Commitment) and, third, to such Borrower or such other Person as shall be lawfully entitled thereto. Any such reduction of the Revolving Credit Commitments shall be accompanied by prepayment of the Revolving Credit Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Credit Commitments as so reduced, provided that if the aggregate principal amount of Revolving Credit Loans then outstanding is less than the amount of the Total Revolving Credit Commitments as so reduced (because L/C Obligations constitute a portion thereof), the Borrowers shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in immediately available funds in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties on terms and conditions satisfactory to the Administrative Agent (and the Borrowers hereby grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure all L/C Obligations from time to time outstanding and all other Obligations). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent and the Secured Parties or that the total amount of such funds is less than the amount of such excess, the Borrowers shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) the amount of such excess over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. The application of any prepayment pursuant to Section 2.11 and this Section 2.12 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.11 and this Section 2.12 (except in the case of Revolving Credit Loans (unless the Revolving Credit Loans are being repaid in full and the Revolving Credit Commitments terminated) that are Base Rate Loans) shall be accompanied by accrued interest to the date of such prepayment to the applicable Lender on the amount prepaid.

        2.13 Conversion and Continuation Options. (a) The Borrowers may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

        (b)  Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

        2.14 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than fifteen Eurodollar Tranches shall be outstanding at any one time.

        2.15 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

        (b)  Each Base Rate Loan shall bear interest for each day at a rate per annum equal to the Base Rate then in effect plus the Applicable Margin.

        (c)  (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.0% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2.0%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2.0% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2.0%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

        (d)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

        2.16 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

        (b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

        2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

        (a)  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

        (b)  the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrowers have the right to convert Loans under the relevant Facility to Eurodollar Loans.

        2.18 Pro Rata Treatment and Payments. (a) Each borrowing by a Borrower from the Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche B Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders. Subject to Section 2.18(c), each payment (other than prepayments) in respect of principal or interest in respect of the Loans, and each payment in respect of fees or expenses payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders. The application of any prepayment pursuant to this Section 2.18 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.

        (b)  Each payment (including each prepayment) of the Tranche B Term Loans outstanding under any Tranche B Term Loan Facility shall be allocated among the Tranche B Term Loan Lenders holding such Tranche B Term Loans pro rata based on the principal amount of such Tranche B Term Loans held by such Tranche B Term Loan Lenders, and shall be applied to the installments of such Tranche B Term Loans pro rata based on the remaining outstanding principal amount of such installments. Amounts prepaid on account of the Tranche B Term Loans may not be reborrowed.

        (c)  Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in connection with any Letter of Credit shall be made to the Issuing Lender.

        (d)  Notwithstanding anything to the contrary in Section 2.12 or this Section 2.18, each Tranche B Term Loan Lender may, at its option, decline all or any portion of any mandatory payment applicable to the Tranche B Term Loans of such Lender; accordingly, with respect to the amount of any mandatory prepayment described in Section 2.12 that is allocated to Tranche B Term Loans (such amounts, the "Tranche B Prepayment Amount"), the Borrowers will, in lieu of applying such amount to the prepayment of Tranche B Term Loans, as provided in Sections 2.12(e) and 2.18(b), on or up to 10 Business Days prior to the date specified in Section 2.12 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Tranche B Term Loan Lender a Prepayment Option Notice as described below and, on the date specified in Section 2.12 for such prepayment, deposit such amount in a cash collateral account opened by the Administrative Agent pending application of such amount in accordance with this Section 2.18(d). As promptly as practicable after receiving such notice from the Borrowers, the Administrative Agent will send to each Tranche B Term Loan Lender a Prepayment Option Notice, which shall include an offer by the Borrowers to prepay on the date (each a "Prepayment Date") that is 10 Business Days after the date of the Prepayment Option Notice, the relevant Tranche B Term Loans of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender's Prepayment Option Notice as being applicable to such Lender's Tranche B Term Loans. On the Prepayment Date, (i) the Administrative Agent shall apply from the amount deposited in the cash collateral account pursuant to this Section 2.18(d) the aggregate amount necessary to prepay that portion of the outstanding relevant Tranche B Term Loans in respect of which Tranche B Term Loan Lenders have accepted prepayment as described above, and such amount shall be applied to reduce the Tranche B Prepayment Amounts with respect to each Accepting Lender, and (ii) the Administrative Agent shall pay to the applicable Borrower from the amount deposited in such cash collateral account the remaining portion of the Tranche B Prepayment Amount not accepted by the Tranche B Term Loan Lenders; provided that if the amount held in such cash collateral account is less than the total amount required to be paid pursuant to clause (i) of this sentence, the Borrowers shall pay to the Administrative Agent, on the Prepayment Date, in immediately available funds an amount equal to the difference between such amounts. The Borrowers hereby grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure all Obligations from time to time outstanding.

        (e)  All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00pm, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

        (f)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrowers.

        (g)  Subject to Section 2.18(d), unless the Administrative Agent shall have been notified in writing by the Borrowers prior to the date of any payment being made hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

        2.19 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

          (i)    shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes and changes in the rate of tax with respect to those taxes listed as excluded in the first sentence of Section 2.20(a));

          (ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

          (iii)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

        (b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis for such reduction.

        (c)  A certificate and supporting documentation as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        2.20 Taxes. (a) All payments made by the Borrowers under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, taxes imposed on or measured by overall gross receipts and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender (or Transferee) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent's or such Lender's (or Transferee's) having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender (or Transferee) hereunder, the amounts so payable to the Administrative Agent or such Lender (or Transferee) shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (or Transferee) (after payment of all Non-Excluded Taxes) interest or any such other amounts that would have been received hereunder had such withholding not been required; provided, however, that a Borrower or a Guarantor shall not be required to increase any such amounts payable to the Administrative Agent or any Lender (or Transferee) with respect to any Non-Excluded Taxes (i) that are attributable to the Administrative Agent's or such Lender's (or Transferee's) failure to comply with the requirements of paragraph (f) of this Section, or (ii) that are United States withholding taxes imposed on amounts payable to the Administrative Agent or such Lender (or Transferee) at the time the Administrative Agent or such Lender (or Transferee) becomes a party to this Agreement, except to the extent that the Administrative Agent's or such Lender's (or Transferee's) assignor (if any) was entitled, at the time of assignment, to receive additional amounts from a Borrower or a Guarantor with respect to such Non-Excluded Taxes pursuant to this Section 2.20(a). The Borrowers or the applicable Guarantor shall make any required withholding and pay the full amount withheld to the relevant tax authority or other Governmental Authority in accordance with applicable Requirements of Law.

        (b)  The Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

        (c)  The Borrowers shall indemnify the Administrative Agent and any Lender (or Transferee) for the full amount of Non-Excluded Taxes or Other Taxes arising in connection with payments made under this Agreement (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.20) paid by the Administrative Agent or such Lender or any of their respective Affiliates and any liability (including penalties, additions to tax, interest and expenses) other than under those circumstances as to which no additional payment would have been payable under subsection (a) above arising therefrom or with respect thereto. Payment under this indemnification shall be made within fifteen Business Days from the date the Administrative Agent or any Lender (or Transferee) or any of their respective Affiliates makes written demand and provides documentation therefor. If a Lender (or Transferee) or the Administrative Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrowers pursuant to this Section to such Lender (or Transferee) or the Administrative Agent (as determined in the reasonable discretion of such Lender (or Transferee) or the Administrative Agent), it shall (i) promptly notify the Borrowers of the availability of such refund and (ii) within 30 Business Days after receipt of a request by the Borrowers, apply for such refund at the Borrowers' expense unless to do so will unduly prejudice or cause undue hardship to such Lender (or Transferee) or the Administrative Agent (as determined in the reasonable discretion of such Lender (or Transferee) or the Administrative Agent). If any Lender (or Transferee) or the Administrative Agent receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers pursuant to this Section, it shall promptly notify the Borrowers of such refund and shall, within 30 Business Days after receipt of a request by the Borrowers (or promptly upon receipt, if the Borrowers have requested application for such refund pursuant hereto), repay such refund to the Borrowers (to the extent attributable to amounts that have been paid by the Borrowers under this Section), net of all reasonable out-of-pocket expenses of such Lender (or Transferee) or the Administrative Agent; provided that the Borrowers, upon the request of such Lender (or Transferee) or the Administrative Agent, shall promptly return such refund (plus penalties, interest or other charges) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay such refund. Nothing contained in this subsection (c) shall require any Lender (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information relating to its taxes that it deems to be confidential). The Lender (or Transferee) or the Administrative Agent, as the case may be, shall have full control over computations (which shall be carried out in a reasonable manner) relating to the amount of any refund of Taxes or Other Taxes and any payment to the Borrower relating to such refund as described in this Section 2.20(c).

        (d)  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof.

        (e)  The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        (f)    Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrowers and the Administrative Agent (and, in the case of a Participant, to the Lender from which the related participation shall have been purchased) a copy of either U.S. Internal Revenue Service Form W-8BEN (claiming benefits under an applicable treaty) or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest," a statement substantially in the form of Exhibit I to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

        2.21 Indemnity. The Borrowers agree to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by any Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate and supporting documentation as to any amounts payable pursuant to this Section submitted to the Borrowers by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and Letters of Credit and all other amounts payable hereunder.

        2.22 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

        2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrowers or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

SECTION 3. LETTERS OF CREDIT

        3.1  L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit ("Letters of Credit") for the account of either of the Borrowers or any other Loan Party on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Scheduled Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). Letters of Credit shall only be issued hereunder to support the business of Regal and its Subsidiaries.

        (b)  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

        3.2  Procedure for Issuance of Letter of Credit. A Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender and the Administrative Agent at their respective address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the applicable Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

        3.3  Fees and Other Charges. (a) The Borrowers will pay a fee on the aggregate drawable amount of each outstanding Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit. In addition, the Borrowers shall pay to the Issuing Lender for its own account a fronting fee on the aggregate drawable amount of each outstanding Letter of Credit of 1/4 of 1% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit.

        (b)  In addition to the foregoing fees, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

        3.4  L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender, regardless of the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, upon demand, at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

        (b)  If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

        (c)  Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

        3.5  Reimbursement Obligation of the Borrowers. The Borrowers agree to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrowers of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the "Payment Amount"). Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.15(b) and (ii) thereafter, Section 2.15(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to either of the Borrowers, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrowers to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans could be made, pursuant to Section 2.5 if the Administrative Agent had received a notice of such borrowing at the time of such drawing under such Letter of Credit.

        3.6  Obligations Absolute. The Borrowers' obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrowers may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers' Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in accordance with the standards or care specified in the UCC of the State of New York, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to the Borrowers.

        3.7  Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrowers of the date and amount thereof. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

        3.8  Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

        To induce the Arranger, the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Borrower hereby represents and warrants to the Arranger, each Agent and each Lender that:

        4.1  Financial Condition. (a) The unaudited pro forma consolidated balance sheet of Regal and its consolidated Subsidiaries as at September 27, 2001 (the "Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Amended Plan, (ii) the Loans to be made and the Senior Subordinated Notes to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing.

        (b)  The audited consolidated balance sheets of Regal and its consolidated Subsidiaries as at fiscal yearend 2000, 1999 and 1998, and the related consolidated statements of income and of cash flows for such fiscal years, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP (except for, with respect to the report for fiscal year 2000, the qualifications set forth therein), present fairly the consolidated financial condition of Regal and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Regal and its Subsidiaries as at September 27, 2001 and the related unaudited consolidated statements of income and cash flows for the period ended on such date, present fairly the consolidated financial condition of Regal and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Regal and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 28, 2000, to and including the date hereof there has been no Disposition by Regal and its Subsidiaries of any part of its business or Property material to its ongoing business.

        4.2  No Change. As of the Closing Date and since December 28, 2000, there has been no development or event (other than the filing and prosecution of the Bankruptcy Case) that has had or could reasonably be expected to have a Material Adverse Effect. Since January 29, 2002, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

        4.3  Corporate Existence; Compliance with Law. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

        4.4  Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the requisite power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, any of the Loan Documents or the Beverage Supply Agreement, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document and the Beverage Supply Agreement has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The Beverage Supply Agreement is a legal, valid and binding obligation of Regal.

        4.5  No Legal Bar. The execution, delivery and performance of this Agreement, the other Loan Documents, the Regal-Holdings Notes and the Senior Subordinated Note Documentation, the consummation of the Amended Plan in accordance with its terms, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of either of the Borrowers or any of their respective Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to either of the Borrowers or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect.

        4.6  No Material Litigation.

        (a)  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of either of the Borrowers, threatened by or against either of the Borrowers or any of their respective Subsidiaries or against any of their respective properties or revenues (i) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (ii) that is not fully reserved for under the Amended Plan or that could reasonably be expected to have a Material Adverse Effect.

        (b)  There are no pre-petition or administrative claims or Liens other than those expressly contemplated by the Amended Plan or order of the Bankruptcy Court to survive the Plan Effective Date.

        4.7  No Default. Neither the Borrowers nor any of their respective Subsidiaries are in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

        4.8  Ownership of Property; Liens. Each of the Borrowers and each of their respective Restricted Subsidiaries is the sole owner of, legally and beneficially, and has good, marketable and insurable title in fee simple to, or a valid leasehold interest in, all its Real Estate, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any claims, liabilities, obligations, charges or restrictions of any kind, nature or description except as appears of record, or to any Lien except for any Permitted Lien. None of the Pledged Stock is subject to any Lien except for Permitted Liens.

        4.9  Intellectual Property. (a) Holdings and each of its Restricted Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted or is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does either of the Borrowers know of any valid basis for any such claim. The use of Intellectual Property by Holdings and its Restricted Subsidiaries does not infringe on the rights of any Person in any material respect.

        (b)  As of the Closing Date, Schedule 4.9(b) (i) identifies each of the trademarks, service marks and trade name applications and registrations registered by, made by or otherwise held, directly or indirectly, by the Loan Parties and identifies which such Person registered, made or otherwise holds such Intellectual Property, and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

        (c)  As of the Closing Date, Schedule 4.9(c) (i) identifies each of the patents and patent applications owned by, made by or otherwise held, directly or indirectly, by the Loan Parties and identifies which such Person owns, made or otherwise holds such Intellectual Property, and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective patent or application numbers and applicable dates of issuance or application and expiration.

        (d)  As of the Closing Date, Schedule 4.9(d) (i) identifies each of the copyrights and copyright applications and registrations registered by, made by or otherwise held, directly or indirectly, by the Loan Parties and identifies which such Person registered, made or otherwise holds such Intellectual Property, and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

        (e)  As of the Closing Date, Schedule 4.9(e) (i) identifies, each of the trade secrets owned by, claimed by, or otherwise held, directly or indirectly, by the Loan Parties and identifies which such Person registered, made or otherwise holds such Intellectual Property, and (ii) specifies as to each, the jurisdiction in which such Intellectual Property exists.

        (f)    As of the Closing Date, Schedule 4.9(f) identifies all licenses, sublicenses and other agreements relating to Intellectual Property (other than licenses or sublicenses of individual motion pictures) to which any of the Loan Parties is a party and pursuant to which (i) any of the Loan Parties is a licensor or sub-licensor or the equivalent or (ii) any other Person is authorized to use any Intellectual Property as a licensee, sub-licensee or the equivalent.

        (g)  As of the Closing Date, Schedule 4.9(g) identifies all Intellectual Property (other than individual motion pictures) which any Loan Party has a bona fide intention to use after the date hereof.

        4.10 Taxes. Each Borrower and each of its respective Subsidiaries has filed or caused to be filed all federal, state and other tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any taxes, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Borrower or Subsidiary, as the case may be); the contents of all such material tax returns are correct and complete in all material respects, no tax Lien has been filed, and, to the knowledge of the Borrowers, no claim is being asserted, with respect to any such tax, fee or other charge, other than with respect to taxes that are not yet due and payable.

        4.11 Federal Regulations. No part of the proceeds of the Loans or Letters of Credit will be used for purchasing or carrying any "margin stock" (within the meaning of Regulation U) or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrowers in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No indebtedness being reduced or retired out of the proceeds of the Loans or Letters of Credit was or will be incurred for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U). Following application of the proceeds of the Loans and Letters of Credit, "margin stock" (within the meaning of Regulation U) does not constitute more than 25% of the value of the assets of Holdings and its consolidated Subsidiaries. None of the transactions contemplated by this Agreement (including, without limitation, the direct and indirect use of proceeds of the Loans and Letters of Credit) will violate or result in a violation of Regulation T, Regulation U or Regulation X. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

        4.12 Labor Matters. There are no strikes, stoppages, slowdowns or other labor disputes against Holdings or any of its Subsidiaries pending or, to the knowledge of the Borrowers, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of Holdings and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from Holdings or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of Holdings or the relevant Subsidiary.

        4.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with all applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither of the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither of the Borrowers nor any Commonly Controlled Entity would become subject to any material liability under ERISA if either of the Borrowers or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

        4.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X) which limits or conditions its ability to incur Indebtedness.

        4.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of each Borrower as of the Closing Date. Schedule 4.15 sets forth as of the Closing Date, the name and jurisdiction of incorporation of each Subsidiary of the Borrowers and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by Holdings and its Subsidiaries. As of the Closing Date, Holdings has no direct subsidiaries other than Regal.

        (b)  There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors as described in the Amended Plan and directors' qualifying shares) of any nature relating to any Capital Stock of either of the Borrowers or any Subsidiary, except as disclosed on Schedule 4.15. Neither of the Borrowers nor any of their respective Subsidiaries have issued, or authorized the issuance of, any Disqualified Stock.

        4.16 Use of Proceeds. Upon the borrowing thereof, Holdings will immediately loan all proceeds of any Loans to Regal pursuant to the applicable Regal-Holdings Note. The proceeds of the Tranche B Term Loans shall be used by Regal to finance the consummation of the Amended Plan in accordance with its terms (including up to $18.5 million to be used on the Closing Date to repay and terminate the Existing Credit Facilities) and to pay related fees and expenses. Up to $19.0 million of the proceeds of the Revolving Credit Loans may be used by Regal to finance the consummation of the Amended Plan in accordance with its terms and to pay related fees and expenses. Thereafter, the proceeds of the Revolving Credit Loans and the Letters of Credit shall be used by Regal for general corporate purposes of Regal and its Restricted Subsidiaries that are Loan Parties.

        4.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

          (a)  Holdings and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; and (ii) reasonably believe that compliance with all applicable Environmental Laws that are or are expected to become applicable to any of them will be timely attained and maintained, without material expense.

          (b)  Materials of Environmental Concern are not present at, on, under, or in any real property now or formerly owned, leased or operated by either of the Borrowers or any of their respective Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of either of the Borrowers or any of their respective Subsidiaries under any applicable Environmental Law or otherwise result in material costs to either of the Borrowers or any of their respective Subsidiaries, or (ii) interfere in any material respect with the Borrowers' or any of their respective Subsidiaries' continued operations, or (iii) impair the fair saleable value of any real property owned or leased by either of the Borrowers or any of their respective Subsidiaries.

          (c)  There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which either of the Borrowers or any of their respective Subsidiaries is, or to the knowledge of the Borrowers will be, named as a party that is pending or, to the knowledge of the Borrowers, threatened.

          (d)  Neither the Borrowers nor any of their respective Subsidiaries have received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

          (e)  Neither the Borrowers nor any of their respective Subsidiaries have entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law and which is outstanding as of the date hereof.

          (f)    To the knowledge of the Borrowers, neither the Borrowers nor any of their respective Subsidiaries has assumed or retained, by contract or operation of law (other than those routinely imposed under leases), any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

        4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Arranger, the Administrative Agent, the Syndication Agent, the Documentation Agent, the Lenders or the Bankruptcy Court or any of them, by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ materially from the projected results set forth therein. There is no fact known to any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and written statements furnished to the Arranger, the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

        4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Stock, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a)-1 (which financing statements may be filed by the Administrative Agent at any time) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement are duly made in appropriate form (all of which filings may be filed by the Administrative Agent at any time), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral set forth in the filings and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Permitted Liens). Schedule 4.19(a)-2 lists each UCC financing statement that (i) names any Loan Party as debtor and (ii) will remain on file after the Closing Date. Schedule 4.19(a)-3 lists each UCC financing statement that (i) names any Loan Party as debtor and (ii) will be terminated of record within 30 days after the Closing Date. The Borrowers will update Schedules 4.19(a)-2 and 4.19(a)-3 within 30 days of the Closing Date to reflect the results of additional lien searches conducted by the Borrowers; provided, that such updated schedules are reasonably satisfactory to the Administrative Agent.

          (b)  Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on, and security interest in, the Mortgaged Properties described, and as defined, therein and proceeds and products thereof, and when the Mortgages are timely and properly filed in the appropriate offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all of the Mortgaged Properties and the proceeds and products thereof, as security for the Obligations, in each case prior and superior in right to any other Person other than Mount Lake 9B property owned by General American Theatres.

          (c)  The Intellectual Property Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Intellectual Property Collateral described therein and proceeds and products thereof. Upon the proper and timely filing of (i) the Intellectual Property Security Agreement in the appropriate indexes of the United States Patent and Trademark Office relative to patents and trademarks (within three (3) months after the Closing Date), and the United States Copyright Office relative to copyrights (within thirty (30) days after the Closing Date), together with provision for payment of all requisite fees, and (ii) financing statements in appropriate form for filing in the offices specified on Schedule 4.19(c) (which financing statements may be filed by the Administrative Agent at any time) the Intellectual Property Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Permitted Liens).

        4.20 Solvency. Each Loan Party is, and after giving effect to the consummation of the Amended Plan on the Plan Effective Date and the incurrence of all Indebtedness and obligations being incurred in connection with the Loan Documents, will be and will continue to be, Solvent.

        4.21 Senior Indebtedness. The Obligations (including, without limitation, the guarantee obligations of each Guarantor under the Guarantee and Collateral Agreement) constitute "Senior Indebtedness" and "Permitted Indebtedness" under and as defined in the Senior Subordinated Note Indenture. The Liens of the Administrative Agent for the benefit of the Secured Parties on the Collateral are permitted under the terms of the Senior Subordinated Note Indenture,

        4.22 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

        4.23 Insurance. Each of Holdings and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; and none of Holdings or any of its Subsidiaries (i) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect.

        4.24 Real Estate. (a) As of the Closing Date, Schedule 4.24(a) sets forth a true, complete and correct list of all Real Estate used or occupied by either of the Borrowers or any of their respective Subsidiaries, including, in the case of leases, the address, landlord name, lease date and lease expiration date. The Borrowers have delivered to the Administrative Agent true, complete and correct copies of all such leases.

        (b)  The Real Estate and the current use thereof complies with (i) all applicable Requirements of Law (including building and zoning ordinances and codes), and the relevant Borrower or its subsidiary is not a non-conforming user of such Real Estate, and (ii) all Insurance Requirements, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

        (c)  No Taking has been commenced or, to the best of each Borrower's knowledge, is contemplated with respect to all or any portion of any Real Estate or for the relocation of roadways providing access to such Real Estate other than the Kent 6 Theatre property in Kent, Washington.

        (d)  There are no current, pending or, to the best knowledge of the Borrowers, proposed special or other assessments for public improvements or otherwise affecting any Real Estate, nor are there any contemplated improvements to such Real Estate that may result in such special or other assessments.

        (e)  Neither of the Borrowers nor any of their respective Subsidiaries have suffered, permitted or initiated the joint assessment of any Real Estate with any other real property constituting a separate tax lot. All owned Real Estate is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

        (f)    Each of the Borrowers and their respective Subsidiaries has obtained all permits (including assembly permits), licenses, variances and certificates required by Requirements of Law to be obtained by such Person and necessary to the use and operation of Real Estate. The use being made of all Real Estate is in material conformity with the certificate of occupancy and/or such other permits, licenses, variances and certificates for such Real Estate and any other reciprocal easement agreements, restrictions, covenants or conditions affecting such Real Estate.

        (g)  Except as set forth on Schedule 4.24(g), all Real Estate is free from structural defects and all building systems contained therein are in good working order and condition, ordinary wear and tear excepted, suitable for the purposes for which they are currently being used.

        (h)  No Person has any possessory interest in any Real Estate or right to occupy any Real Estate except Holdings and its Subsidiaries. There are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any Real Estate.

        (i)    All Real Estate has adequate rights of access to public ways to permit the Real Estate to be used for its intended purpose and is served by operating and adequate water, electric, telephone, sewer, sanitary sewer and storm drain facilities. All public utilities necessary to the continued use and enjoyment of the Real Estate and Holdings and its Subsidiaries have the legal right to the continued use thereof. All roads necessary for the full utilization of the Real Estate for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of such Real Estate. All reciprocal easement agreements affecting any Real Estate are in full force and effect and neither Borrower is aware of any defaults thereunder. Except for public streets and sidewalks, neither Borrower nor any of its respective Subsidiaries uses or occupies any real property other than such Real Estate in connection with the use and operation of any Real Estate.

        (j)    No building or structure constituting Real Estate or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any property owned by others, which violation or encroachment interferes with the use or could materially adversely affect the value of such building, structure or appurtenance or which encroachment is necessary for the operation of the business at any Real Estate. All buildings, structures, appurtenances and equipment necessary for the use of each Mortgaged Property for the purpose for which it is currently being used are located on the real property encumbered by such Mortgage.

        (k)  Each parcel of Real Estate, including each lease, has adequate available parking to meet legal and operating requirements.

        (l)    No portion of the Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition. No portion of the Real Estate is located in a special flood hazard area as designated by any federal governmental authorities.

        4.25 Permits

        (a)  Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Loan Party has obtained and holds all Permits required in respect of all Real Estate and for any other property otherwise operated by or on behalf of, or for the benefit of, such Person and for the operation of each of its businesses as presently conducted and as proposed to be conducted, (ii) all such Permits are in full force and effect, and each Loan Party has performed and observed all requirements of such Permits, (iii) no event has occurred which allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (iv) no such Permits contain any restrictions, either individually or in the aggregate, that are materially burdensome to any Loan Party, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such Person, (v) each Loan Party reasonably believes that each of its Permits will be timely renewed and complied with, without material expense, and that any additional Permits that may be required of such Person will be timely obtained and complied with, without material expense, and (vi) the Borrowers have no knowledge or reason to believe that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit.

        (b)  No consent or authorization of, filing with, Permit from, or other act by or in respect of, any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of, or enforcement of remedies (including, without limitation, foreclosure on the Collateral) pursuant to, this Agreement and the other Loan Documents.

        4.26 Leases

        (a)  Each Loan Party has paid all such payments required to be made by it under leases of Real Estate (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower); no landlord Lien has been filed, and, to the knowledge of the Borrowers, no claim is being asserted, with respect to any such payments, except those pending resolution under the Bankruptcy Cases.

        (b)  Each of the leases listed on Schedule 4.26 is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms. There is not under any such lease any existing breach, default, event of default or event or condition that, with or without notice or lapse of time or both, would constitute a breach, default or an event of default by a Loan Party, or, to the best of each Borrower's knowledge, by any other party to such lease, except for pre-petition claims of the lessors thereunder to be cured in connection with the consummation of the Amended Plan.

        (c)  Other than notices given or claims made in the Bankruptcy Cases, no party to any material lease has given any Loan Party notice of or made a material claim with respect to any breach or default that has not now been cured.

        (d)  With respect to those leases that were assigned or subleased to a Loan Party by a third party, all consents to such assignments or sublease have been obtained.

        (e)  None of the Real Estate is subject to any lease, sublease, license or other agreement granting to any Person other than Holdings and its Subsidiaries any right to the use, occupancy or enjoyment of the Real Estate or any portion thereof.

        4.27 Bankruptcy Court Filings. The Borrowers have furnished to the Administrative Agent and its counsel copies of all pleadings, motions, applications, financial information and other documents filed by or on behalf of the Debtors with the Bankruptcy Court in the Bankruptcy Cases or distributed by or on behalf of the Debtors to counsel for, or any representative of, any unofficial committee of creditors existing in the Bankruptcy Cases or served on any Debtor in the Bankruptcy Cases.

        4.28 The Confirmation Order. The Confirmation Order is final, valid, subsisting and continuing and has not been reversed, modified or amended and has not be stayed and is not subject to a motion to stay and is in full force and effect. All appeal periods relating to the Confirmation Order have expired, and no appeal, contest or other certiorari proceeding with respect to the Confirmation Order is outstanding.

        4.29 Amended Plan. All conditions precedent to the effectiveness of the Amended Plan have been met (or will occur upon funding of the Loans to be made on the Closing Date), the Plan Effective Date and substantial consummation of the Amended Plan has occurred (or will occur upon funding of the Loans to be made on the Closing Date), and the Amended Plan is in full force and effect.

        4.30 Beverage Supply Agreement. The Administrative Agent has been provided with the opportunity to review a true, complete and correct copy of the Beverage Supply Agreement. The Beverage Supply Agreement has been duly executed and delivered by the parties thereto and constitutes a legal, valid and binding obligation of the parties thereto. As of the Closing date, there are no defaults existing under the Beverage Supply Agreement.

SECTION 5. CONDITIONS PRECEDENT

        5.1  Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

          (a)  Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each of the Borrowers, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each of the Borrowers and each Subsidiary Guarantor, (iii) an Intellectual Property Security Agreement, executed and delivered by a duly authorized officer of each applicable Loan Party, (iv) each Acknowledgment and Consent, executed and delivered by a duly authorized officer of the Issuer (as defined in the Guarantee and Collateral Agreement) party thereto, (v) a Mortgage covering each of the Mortgaged Properties (other than the Post-Closing Mortgaged Properties), executed and delivered by a duly authorized officer of each Loan Party party thereto and (vi) if requested by any Lender, for the account of such Lender, Notes conforming to the requirements hereof and executed and delivered by a duly authorized officer of each of the Borrowers.

          (b)  Consummation of Amended Plan; etc. The following events or transactions shall have occurred, in each case on terms and conditions reasonably satisfactory to the Administrative Agent:

            (i)    All conditions precedent to the effectiveness of the Amended Plan shall have been met, the Plan Effective Date and substantial consummation of the Amended Plan shall have occurred (or shall be scheduled to occur upon funding of the Loans to be made on the Closing Date), and the Amended Plan shall be in full force and effect;

            (ii)  the Confirmation Order shall be final, valid, subsisting and continuing and shall not have been reversed, modified, amended or stayed and shall not be subject to a motion to stay and shall be is in full force and effect;

            (iii)  all appeal periods relating to the Confirmation Order shall have expired, and no appeal, contest or other certiorari proceeding with respect to the Confirmation Order shall be outstanding;

            (iv)  the Administrative Agent shall be satisfied that the Beverage Supply Agreement is in full force and effect and there shall be no defaults existing thereunder;

            (v)  Holdings shall have received at least $200,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes and such proceeds shall have been loaned to Regal pursuant to the High-Yield Proceeds Note;

            (vi)  the Sponsors and the Other Equity Investors shall have exchanged the Capital Stock of Regal received by them under the Amended Plan for a like number and kind of Capital Stock of Holdings and Holdings will thereafter own all of the issued and outstanding Capital Stock of Regal;

          (c)  Balance Sheet; Financial Statements. The Lenders shall have received (i) the Balance Sheet, (ii) audited consolidated financial statements of Regal for the 1998, 1999 and 2000 fiscal years and (iii) unaudited interim consolidated financial statements of Regal for each fiscal quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Regal, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

          (d)  Approvals. All governmental and third party approvals (including landlords' and other consents, other than with respect to the Post-Closing Mortgaged Properties) necessary or, in the discretion of the Administrative Agent, advisable in connection with the consummation of the Amended Plan, the continuing operations of Holdings and its Subsidiaries and the transactions contemplated hereby and by the Amended Plan shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the consummation of the Amended Plan or the financing contemplated hereby or by the Senior Subordinated Note Documentation.

          (e)  Related Agreements. The Administrative Agent shall have received (in form and substance reasonably satisfactory to the Administrative Agent), true and correct copies, certified as to authenticity by the Borrowers, of the Senior Subordinated Note Documentation, the Shareholders Agreement, the Escrow Agreement and such other documents or instruments as may be reasonably requested by the Administrative Agent, and any other debt instrument, security agreement or other material contract to which any Loan Party may be a party.

          (f)    Termination of Existing Credit Facilities. The Administrative Agent shall have received a copy of a termination letter, addressed to the Administrative Agent, evidencing that the Existing Credit Facilities shall be simultaneously terminated, all amounts thereunder shall be simultaneously paid in full and arrangements satisfactory to the Administrative Agent shall have been made for the termination of Liens and security interests granted in connection therewith.

          (g)  Fees. The Lenders, the Arranger and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including, without limitation, the reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Closing Date.

          (h)  Solvency. The Lenders shall have received a Solvency Certificate executed by the chief financial officer of each of the Borrowers and each other Loan Party, in each case, which shall document the solvency of each Borrower and each other Loan Party after giving effect to the transactions contemplated hereby.

          (i)    Projections. The Lenders shall have received projections for Holdings and its Subsidiaries for the 2002 fiscal year.

          (j)    Lien Searches. The Administrative Agent shall have received the results of a recent lien, tax lien, judgment and litigation search in each of the jurisdictions or offices (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office) in which UCC financing statements or other filings or recordations should be made to evidence or perfect (with the priority required under the Loan Documents) security interests in all Property of the Loan Parties or any jurisdiction or office in which an existing filing may exist with respect to any Property of any Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Permitted Liens or Liens set forth in Schedule 4.19(a)-3.

          (k)  Environmental Matters. To the extent requested by the Administrative Agent and existing, the Administrative Agent shall have received, with a copy for each Lender, a written environmental assessment conforming to the standards of the ASTM "Standard Practice for Environmental Assessments: Phase I Environmental Site Assessment Process" regarding Collateral specified by the Administrative Agent, prepared by an environmental consultant acceptable to the Administrative Agent, in form, scope, and substance satisfactory to the Administrative Agent, together with a letter from the environmental consultant permitting the Agents, the Lenders and their representatives to rely on the environmental assessment as if addressed to and prepared for each of them.

          (l)    Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated as of the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

          (m)  Expenses. The Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the financings in connection with the Amended Plan shall not exceed $17,000,000.

          (n)  Other Certifications. The Administrative Agent shall have received (or be satisfied that it will receive on the Closing Date) the following:

            (i)    a copy of the Governing Documents of each Loan Party and each amendment thereto, certified as of the Closing Date as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized;

            (ii)  a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated as of the Closing Date, listing the charter of such Loan Party and each amendment thereto on file in such office and certifying that (A) such amendments are the only amendments to such Person's charter on file in such office, (B) such Person has paid all franchise taxes to the date of such certificate and (C) such Person is duly organized and in good standing under the laws of such jurisdiction;

            (iii)  a telephonic confirmation from the Secretary of State or other applicable Governmental Authority of each jurisdiction in which each Loan Party is organized, certifying that such Loan Party is duly organized and in good standing under the laws of such jurisdiction on the date of the initial extension of credit, together with a written confirmatory report in respect thereof prepared by, or on behalf of, a filing service acceptable to the Administrative Agent; and

            (iv)  a copy of a certificate of the Secretary of State or other applicable Governmental Authority of each jurisdiction in which each Loan Party is required to be qualified as a foreign corporation or entity dated reasonably near the date of the initial extension of credit, stating that such Loan Party is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate; and telephonic confirmation from the Secretary of State or other applicable Governmental Authority of each such jurisdiction on the date of the initial extension of credit as to the due qualification and continued good standing of each such Person as a foreign corporation or entity in each such jurisdiction on or about such date, together with a written confirmatory report in respect thereof prepared by, or on behalf of, a filing service acceptable to the Administrative Agent.

          (o)  Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

            (i)    the legal opinion of Weil Gotshal & Manges, LLP, counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit F-1;

            (ii)  the legal opinion of local counsel to the Borrowers in each of the states of Tennessee, Alabama, Oregon and Alaska regarding certain corporate matters, substantially in the form of Exhibit F-2; and

            (iii)  the legal opinion of local counsel acceptable to the Administrative Agent in each of the states of Alabama, Alaska, California, Florida, Georgia, Nevada, New Jersey, Ohio, Oregon, Pennsylvania, Tennessee, Texas, Virginia, Washington and of such other special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

          (p)  Pledged Stock; Stock Power; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (including the Regal-Holdings Notes) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

          (q)  Filings, Registrations and Recordings. Each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be executed by the appropriate Loan Party and filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on, and security interest in, the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

          (r)  Surveys. The Administrative Agent shall have received, and the title insurance company issuing the policy referred to in Section 5.1(s) below (the "Title Insurance Company") shall have received copies of all maps or plats of an as-built survey of the sites of the Mortgaged Properties in the Loan Parties' possession.

          (s)  Title Insurance. The Administrative Agent shall have received in respect of each Mortgaged Property (other than the Post-Closing Mortgaged Properties) a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on, and security interest in, such Mortgaged Property free and clear of all defects and encumbrances, except for Permitted Liens disclosed therein; (D) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy—1970 Form B (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request in form and substance acceptable to the Administrative Agent, including, without limitation (to the extent applicable with respect to such Mortgaged Property and available in the jurisdiction in which such Mortgaged Property is located), the following: variable rate endorsement; survey endorsement; comprehensive endorsement; zoning (ALTA 3.1 with parking added) endorsement; first loss, last dollar and tie-in endorsement; access coverage; separate tax parcel coverage; contiguity coverage; usury; doing business; subdivision; environmental protection lien; CLTA 119.2 and CLTA 119.3 (for leased Real Estate only) and such other endorsements as the Administrative Agent shall reasonably require in order to provide insurance against specific risks identified by the Administrative Agent in connection with such Mortgaged Property, and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid. The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in this Section 5.1(s) and a copy of all other material documents affecting the Mortgaged Properties.

          (t)    Flood Insurance. If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrowers have received the notice required pursuant to Section 208(e)(3) of Regulation H.

          (u)  Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 4.23 and of Section 5.3 of the Guarantee and Collateral Agreement.

          (v)  Lease Conditions. The Administrative Agent shall have received evidence that short form leases or lease memoranda shall have been duly recorded in the local real estate records, with respect to each Mortgaged Property constituting a leasehold interest (other than the Rockville Town Center 13 lease and other than the Post-Closing Mortgaged Properties). The Administrative Agent shall have received with respect to those Mortgaged Properties (other than the Post-Closing Mortgaged Properties) consisting of leaseholds so designated by the Administrative Agent, copies of valid, binding and enforceable lease amendments in form and content reasonably acceptable to Administrative Agent, conferring on Administrative Agent rights of default notice, cure opportunity and such other leasehold lender protections as Administrative Agent may reasonably require

          (w)  Miscellaneous. The Administrative Agent shall have received such other documents, agreements, certificates and information as it shall reasonably request.

        5.2  Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

          (a)  Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

          (b)  No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of either of the Borrowers hereunder shall constitute a representation and warranty by each of the Borrowers as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

        Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, the Arranger or any Agent hereunder, each Borrower shall and shall cause each of its respective Subsidiaries (or, where specified, Restricted Subsidiaries) to:

        6.1  Financial Statements. Furnish to the Administrative Agent, with sufficient copies for each Lender:

          (a)  (i) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing;

          (ii)  as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the unaudited consolidated balance sheet of Holdings and its consolidated Restricted Subsidiaries as at the end of such year and the related unaudited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year;

          (b)  as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the (i) unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries and (ii) unaudited consolidated balance sheet of Holdings and its consolidated Restricted Subsidiaries, each as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

          (c)  as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of Holdings (other than the third, sixth, ninth and twelfth such month), the (i) unaudited consolidated balance sheets of Holdings and its consolidated Subsidiaries and (ii) unaudited consolidated balance sheets of Holdings and its consolidated Restricted Subsidiaries, each as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments) provided, that such balance sheets and statements for the months in the first quarter of fiscal 2002 shall be subject to adjustment in connection with the Borrowers' adoption of "fresh start accounting".

all such financial statements shall be complete and correct in all material respects when delivered and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

        6.2  Certificates; Other Information. Furnish to the Administrative Agent, with sufficient copies for each Lender, or, in the case of clause (l), to the relevant Lender:

          (a)  concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b)  concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by Holdings and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrowers, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent in writing, a listing of any new jurisdiction, whether of the United States or otherwise, where any Loan Party keeps inventory or fixed equipment (other than mobile goods) and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

          (c)  as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrowers commencing with the close of fiscal year 2002, a detailed consolidated budget for the following fiscal year commencing with the budget for fiscal year 2003 (including a projected consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

          (d)  within 45 days after the end of each fiscal quarter of the Borrowers, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

          (e)  no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Documentation, the Beverage Supply Agreement or the Governing Documents of either of the Borrowers or any of their respective Subsidiaries;

          (f)    within five days after the same are sent, copies of all financial statements and reports that either of the Borrowers send to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that either of the Borrowers may make to, or file with, the SEC;

          (g)  as soon as possible and in any event within 10 days of obtaining knowledge thereof: (i) notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in a Material Adverse Effect; and (ii) any notice that any Governmental Authority may condition approval of, or any application for, an Environmental Permit or any other material Permit held by either of the Borrowers or any of their respective Subsidiaries on terms and conditions that are materially burdensome to either of the Borrowers or any of their respective Subsidiaries, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such Person;

          (h)  on the date of the occurrence thereof, notice that (i) any or all of the obligations under the Senior Subordinated Note Indenture or Permitted Subordinated Indebtedness have been accelerated or (ii) the trustee or the required holders of Senior Subordinated Notes or Permitted Subordinated Indebtedness has given notice that any or all such obligations are to be accelerated;

          (i)    to the extent not included in clauses (a) through (h) above, no later than the date the same are required to be delivered thereunder, copies of all agreements, documents or other instruments (including, without limitation, (A) audited and unaudited, pro forma and other financial statements, reports, forecasts, and projections, together with any required certifications thereon by independent public auditors or officers of either of the Borrowers or any of their respective Subsidiaries or otherwise, (B) press releases, (C) statements or reports furnished to any other holder of the securities of either of the Borrowers or any of their respective Subsidiaries, and (D) regular, periodic and special securities reports) that either of the Borrowers or any of their respective Subsidiaries are required to provide pursuant to the terms of the Senior Subordinated Note Documentation;

          (j)    ensure that the Administrative Agent (or its counsel on its behalf) at all times remains as a party entitled to service on the master service list in the Bankruptcy Cases;

          (k)  promptly, such additional financial and other information as any Lender may from time to time reasonably request; and

          (l)    on the Closing Date, deliver to the Administrative Agent the documents, certificates and confirmations set forth in Section 5.1(n).

        6.3  Payment of Obligations. To the extent not otherwise prohibited hereunder or prohibited by the subordination or intercreditor provisions thereof, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings and its Restricted Subsidiaries, as the case may be.

        6.4  Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations (not incurred in violation hereof) and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

        6.5  Maintenance of Property; Leases; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

        (b)  Maintain all rights of way, easements, grants, privileges, licenses, certificates, and permits necessary or advisable for the use of any Real Estate and will not, without the prior written consent of the Administrative Agent, consent to any public or private restriction as to the use of any Real Estate.

        (c)  Comply with the terms of each lease of Real Estate so as not to permit any material uncured tenant default to exist thereunder.

        (d)  Maintain with financially sound and reputable insurance companies insurance on all its Property (including, without limitation, all inventory, equipment and vehicles) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent with copies for each Secured Party, upon written request, full information as to the insurance carried; provided that in any event each of Holdings and its Subsidiaries will maintain, to the extent obtainable on commercially reasonable terms, (i) property and casualty insurance on all Property on an all risks basis (including the perils of flood and quake, loss by fire, explosion and theft and such other risks and hazards as are covered by a standard extended coverage insurance policy), covering the repair or replacement cost of all such Property and consequential loss coverage for business interruption and extra expense (which shall include construction expenses and such other business interruption expenses as are otherwise generally available to similar businesses), (ii) public liability insurance, and (iii) building law and ordinance coverage in such amount as to address to the satisfaction of the Administrative Agent any increased cost of construction, debris removal and/or demolition expenses incurred as a result of the application of any building law and/or ordinance. All such insurance with respect to each of Holdings and its Subsidiaries shall be provided by insurers or reinsurers which (x) in the case of United States insurers and reinsurers, have an A.M. Best policyholders rating of not less than A- with respect to primary insurance and B+ with respect to excess insurance and (y) in the case of non-United States insurers or reinsurers, the providers of at least 80% of such insurance have either an ISI policyholders rating of not less than A, an A.M. Best policyholders rating of not less than A- or a surplus of not less than $500,000,000 with respect to primary insurance, and an ISI policyholders rating of not less than BBB with respect to excess insurance, or, if the relevant insurance is not available from such insurers, such other insurers as the Administrative Agent may approve in writing. All insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) if reasonably requested by the Administrative Agent, include a breach of warranty clause, (iii) contain a "Replacement Cost Endorsement" with a waiver of depreciation and a waiver of subrogation against any Secured Party, (iv) contain a standard noncontributory mortgagee clause naming the Administrative Agent (and/or such other party as may be designated by the Administrative Agent) as the party to which all payments made by such insurance company shall be paid, (v) if requested by the Administrative Agent, contain endorsements providing that neither of the Borrowers or any of their respective Subsidiaries, any Secured Party or any other Person shall be a co-insurer under such insurance policies, and (vi) be reasonably satisfactory in all other respects to the Administrative Agent. Each Secured Party shall be named as an additional insured on all liability insurance policies of each of the Loan Parties and the Administrative Agent shall be named as loss payee on all property and casualty insurance policies of each such Person.

        (e)  Deliver to the Administrative Agent on behalf of the Secured Parties, (i) on the Closing Date, a certificate dated such date showing the amount and types of insurance coverage as of such date, (ii) upon request of any Secured Party from time to time, full information as to the insurance carried, (iii) promptly following receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage from that existing on the Closing Date, (iv) forthwith, notice of any cancellation or nonrenewal of coverage of any of the Loan Parties, and (v) promptly after such information is available to any of either of the Borrowers or any of their respective Subsidiaries, full information as to any claim for an amount in excess of $1,000,000 with respect to any property and casualty insurance policy maintained by either of the Borrowers or any of their respective Subsidiaries.

        (f)    Preserve and protect the Lien status of each respective Mortgage and, if any Lien (other than unrecorded Liens permitted under Section 7.3 that arise by operation of law and other Liens permitted under Section 7.3(f)) is asserted against a Mortgaged Property, promptly and at its expense, give the Administrative Agent a detailed written notice of such Lien and pay the underlying claim in full or take such other action so as to cause it to be released or bonded over in a manner satisfactory to the Administrative Agent.

        6.6  Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and, at the Borrowers' expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings and its Subsidiaries with officers and employees of Holdings and its Subsidiaries and with their respective independent certified public accountants.

        6.7  Notices. Promptly give notice to the Administrative Agent and each Lender of:

          (a)  the occurrence of any Default or Event of Default;

          (b)  any (i) default, or event of default or alleged default under any Contractual Obligation of any Loan Party or (ii) litigation, investigation or proceeding which may exist at any time between Holdings or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c)  any litigation or proceeding affecting either of the Borrowers or any of their respective Subsidiaries in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

          (d)  the following events, as soon as possible and in any event within 30 days after any Loan Party knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or either of the Borrowers or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

          (e)  any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

          (f)    any notice of default given to any Loan Party from a landlord in connection with any leased property where Collateral is located.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the applicable Borrower or the relevant Subsidiary proposes to take with respect thereto.

        6.8  Environmental Laws. (a) Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain, maintain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants, if any, obtain, maintain and comply in all material respects with and maintain, any and all Environmental Permits.

        (b)  Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

        6.9  Post-Closing Mortgaged Properties.

        Diligently (and in no event later than the date thirty days after the Closing Date) pursue, obtain and deliver to the Administrative Agent with respect to each Post-Closing Mortgaged Property all of the documents that by their terms do not apply to the Post-Closing Mortgaged Properties as conditions precedent to the initial extension of credit under the terms of Sections 5.1(a), 5.1(d), 5.1(j), 5.1(s), and 5.1(v). Each Borrower shall make the foregoing deliveries in accordance with the terms of those sections, as though those sections by their terms applied to the Post-Closing Mortgaged Properties. Notwithstanding the foregoing, the Administrative Agent may, in its sole discretion, extend the date for the foregoing deliveries for a period of up to an additional thirty days.

        6.10 Additional Collateral, etc. (a) With respect to any owned Property acquired after the Closing Date or, in the case of inventory or equipment, any Property moved after the Closing Date by either of the Borrowers or any of their respective Restricted Subsidiaries (other than (x) any Property described in paragraphs (b), (c) or (d) of this Section, (y) any Property subject to a Lien expressly permitted by Section 7.3(g) and (z) Property acquired by an Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected security interest, promptly (and, in any event, within 30 days following the date of such acquisition) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

        (b)  With respect to (i) any fee interest in any Real Estate having a value (together with improvements thereof) of at least $1,000,000, (ii) any lease of Real Estate contemplating an initial annual rent payment, including projected percentage rent, after the expiration of any free rent or "rent abatement" period, of at least $500,000 acquired or leased after the Closing Date by any Loan Party, (iii) in the case of Real Estate that anytime after the Closing Date attains a value (together with improvements thereof) of at least $1,000,000 or (iv) any lease of Real Estate acquired as part of an acquisition and required by the Administrative Agent (other than, with respect to (i), (iii) and (iv) above, any such Real Estate owned by an Excluded Foreign Subsidiary or subject to a Lien expressly permitted by Section 7.3(g)), promptly (and, in any event, within 45 days following the date of such acquisition, lease commencement or Administrative Agent request) (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property complying with the provisions of Section 5.1(s), in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof complying with the provisions of Section 5.1(r), together with a surveyor's certificate, (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (z) Phase I environmental reports (and where appropriate based upon such Phase I environmental reports and at the request of the Administrative Agent, Phase II environmental reports) with respect to such real property, all in form and substance reasonably satisfactory to the Administrative Agent; and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

        (c)  With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), by either of the Borrowers or any of their respective Restricted Subsidiaries, promptly (and, in any event, within 30 days following such creation or the date of such acquisition) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by either of the Borrowers or any of their respective Restricted Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Borrower or such Restricted Subsidiary, as the case may be, (iii) cause such new Subsidiary (other than an Unrestricted Subsidiary, until such time as it becomes a Restricted Subsidiary) (A) to become a party to the Guarantee and Collateral Agreement and, as applicable, an Intellectual Property Security Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement and the Intellectual Property Security Agreement with respect to such new Subsidiary, including, without limitation, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office, the execution and delivery by all necessary Persons of Control Agreements and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the Intellectual Property Security Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

        (d)  With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by either of the Borrowers or any of their respective Restricted Subsidiaries, promptly (and, in any event, within 30 days following such creation or the date of such acquisition) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by either of the Borrowers or any of their respective Domestic Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Borrower or such Domestic Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

        (e)  Notwithstanding anything to the contrary in this Section 6.10, paragraphs (a), (b), (c) and (d) of this Section 6.10 shall not apply to any Property, new Subsidiary or new Excluded Foreign Subsidiary created or acquired after the Closing Date, as applicable, as to which the Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein.

        6.11 Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 4.16.

        6.12 ERISA Documents. The Borrowers will cause to be delivered to the Administrative Agent, promptly upon the Administrative Agent's request, any or all of the following: (i) a copy of each Plan (or, where any such Plan is not in writing, a complete description thereof) and, if applicable, related trust agreements or other funding instruments and all amendments thereto, and all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of either of the Borrowers or any of their respective Subsidiaries; (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Plan; (iii) for the three most recent plan years preceding the Administrative Agent's request, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by either of the Borrowers or any Commonly Controlled Entity to each such Plan and copies of the collective bargaining agreements requiring such contributions; (v) any information that has been provided to either of the Borrowers or any Commonly Controlled Entity regarding withdrawal liability under any Multiemployer Plan; (vi) the aggregate amount of payments made under any employee welfare benefit plan (as defined in Section 3(1) of ERISA) to any retired employees of either of the Borrowers or any of their respective Subsidiaries (or any dependents thereof) during the most recently completed fiscal year; and (vii) documents reflecting any agreements between the PBGC and either of the Borrowers or any Commonly Controlled Entity with respect to any Plan.

        6.13 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by either of the Borrowers or any of their respective Subsidiaries which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrowers will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from either of the Borrowers or any of their respective Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

        6.14 Unrestricted Subsidiaries. Ensure that no Restricted Subsidiary is owned in whole or in part by an Unrestricted Subsidiary.

SECTION 7. NEGATIVE COVENANTS

        Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, the Arranger or any Agent hereunder, neither of the Borrowers shall nor shall permit any of its Restricted Subsidiaries (and, with respect to Sections 7.2, 7.3, 7.4, 7.14, 7.15, 7.17, 7.19 and 7.20, Unrestricted Subsidiaries) to, directly or indirectly:

        7.1  Financial Condition Covenants.

        (a)  Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrowers ending with the last day of any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
FQ1 2002	3.75:1.00
FQ2 2002	3.75:1.00
FQ3 2002	3.75:1.00
FQ4 2002	3.50:1.00
FQ1 2003	3.50:1.00
FQ2 2003	3.50:1.00
FQ3 2003	3.50:1.00
FQ4 2003	3.50:1.00
FQ1 2004	3.50:1.00
FQ2 2004	3.50:1.00
FQ3 2004	3.50:1.00
FQ4 2004	3.25:1.00
FQ1 2005	3.25:1.00
FQ2 2005	3.25:1.00
FQ3 2005	3.25:1.00
FQ4 2005	3.25:1.00
FQ1 2006	3.25:1.00
FQ2 2006	3.25:1.00
FQ3 2006	3.25:1.00
FQ4 2006	3.25:1.00
FQ1 2007	3.25:1.00
FQ2 2007	3.25:1.00
FQ3 2007	3.25:1.00
FQ4 2007 and thereafter	3.25:1.00

; provided, that for purposes of determining the ratio described above for the fiscal quarters of the Borrowers ending FQ1 2002, FQ2 2002, FQ3 2002 and FQ4 2002, Consolidated EBITDA for the relevant period shall be deemed to be equal to Consolidated EBITDA for the trailing 12-month period ending on the last date of each such fiscal quarter; provided, further, that for purposes of calculating such Consolidated EBITDA, such calculation shall include operating performance of only that Real Estate which is still owned and operated by Holdings or any of its Restricted Subsidiaries as of the Closing Date and after giving effect to consummation of the Amended Plan.

        (b)  Consolidated Adjusted Interest Coverage Ratio. Permit the Consolidated Adjusted Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrowers to be less than 1.50:1.00; provided, that for purposes of determining the ratio described above for the fiscal quarters of the Borrowers ending FQ1 2002, FQ2 2002, FQ3 2002 and FQ4 2002, Consolidated EBITDAR for the relevant period shall be deemed to be equal to Consolidated EBITDAR for the trailing 12-month period ending on the last date of each such fiscal quarter and Consolidated Interest Expense for the relevant period will be annualized and will not include any interest expense relating to indebtedness terminated on or before the Closing Date; provided, further, that for purposes of calculating (i) such Consolidated EBITDAR and (ii) such rent expense, each such calculation shall include operating performance of only that Real Estate which is still owned and operated by Holdings or any of its Restricted Subsidiaries as of the Closing Date and after giving effect to consummation of the Amended Plan

        (c)  Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio for any period of four consecutive fiscal quarters of the Borrowers ending with the last day of any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Debt Ratio
FQ1 2002	2.65:1.00
FQ2 2002	2.65:1.00
FQ3 2002	2.65:1.00
FQ4 2002	2.40:1.00
FQ1 2003	2.40:1.00
FQ2 2003	2.40:1.00
FQ3 2003	2.40:1.00
FQ4 2003	2.15:1.00
FQ1 2004	2.15:1.00
FQ2 2004	2.15:1.00
FQ3 2004	2.15:1.00
FQ4 2004	2.00:1.00
FQ1 2005	2.00:1.00
FQ2 2005	2.00:1.00
FQ3 2005	2.00:1.00
FQ4 2005	1.75:1.00
FQ1 2006	1.75:1.00
FQ2 2006	1.75:1.00
FQ3 2006	1.75:1.00
FQ4 2006	1.75:1.00
FQ1 2007	1.75:1.00
FQ2 2007	1.75:1.00
FQ3 2007	1.75:1.00
FQ4 2007 and thereafter	1.75:1.00

; provided, that for purposes of determining the ratio described above for the fiscal quarters of the Borrowers ending FQ1 2002, FQ2 2002, FQ3 2002 and FQ4 2002, Consolidated EBITDA for the relevant period shall be deemed to be equal to Consolidated EBITDA for the trailing 12-month period ending on the last date of each such fiscal quarter; provided, further, that for purposes of calculating such Consolidated EBITDA, such calculation shall include operating performance of only that Real Estate which is still owned and operated by Holdings or any of its Restricted Subsidiaries as of the Closing Date and after giving effect to consummation of the Amended Plan.

        (d)  Consolidated Adjusted Leverage Ratio. Permit the Consolidated Adjusted Leverage Ratio for any period of four consecutive fiscal quarters of the Borrowers ending with the last day of any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Debt Ratio
FQ1 2002	5.75:1.00
FQ2 2002	5.75:1.00
FQ3 2002	5.75:1.00
FQ4 2002	5.50:1.00
FQ1 2003	5.50:1.00
FQ2 2003	5.50:1.00
FQ3 2003	5.50:1.00
FQ4 2003	5.50:1.00
FQ1 2004	5.50:1.00
FQ2 2004	5.50:1.00
FQ3 2004	5.50:1.00
FQ4 2004	5.25:1.00
FQ1 2005	5.25:1.00
FQ2 2005	5.25:1.00
FQ3 2005	5.25:1.00
FQ4 2005	5.25:1.00
FQ1 2006	5.25:1.00
FQ2 2006	5.25:1.00
FQ3 2006	5.25:1.00
FQ4 2006	5.25:1.00
FQ1 2007	5.25:1.00
FQ2 2007	5.25:1.00
FQ3 2007	5.25:1.00
FQ4 2007 and thereafter	5.25:1.00

; provided, that for purposes of determining the ratio described above for the fiscal quarters of the Borrowers ending FQ1 2002, FQ2 2002, FQ3 2002 and FQ4 2002, Consolidated EBITDAR for the relevant period shall be deemed to be equal to Consolidated EBITDAR for the trailing 12-month period ending on the last date of each such fiscal quarter; provided, further, that for purposes of calculating (i) such Consolidated EBITDAR and (ii) such rent expense, each such calculation shall include operating performance of only that Real Estate which is still owned and operated by Holdings or any of its Restricted Subsidiaries as of the Closing Date and after giving effect to consummation of the Amended Plan.

        7.2  Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

          (a)  Indebtedness of any Loan Party created under any Loan Document;

          (b)  Unsecured Indebtedness of any Wholly Owned Subsidiary Guarantor to any Borrower; provided that such Indebtedness is evidenced by a promissory note in form and substance satisfactory to the Administrative Agent and pledged to the Administrative Agent as Collateral for the Obligations;

          (c)  Indebtedness of Holdings and its Restricted Subsidiaries (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $30,000,000 during the Revolving Credit Commitment Period;

          (d)  Indebtedness (other than the Indebtedness referred to in Section 7.2(f)) of Holdings and its Restricted Subsidiaries outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

          (e)  Unsecured Guarantee Obligations made in the ordinary course of business by either of the Borrowers or any of their respective Restricted Subsidiaries of obligations of either of the Borrowers or any Subsidiary Guarantor;

          (f)    (i) Unsecured Indebtedness of the Borrowers created under the Senior Subordinated Note Indenture in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $200,000,000 and (ii) unsecured Guarantee Obligations of the Borrowers and any Subsidiary Guarantor in respect of such Indebtedness; provided that such Guarantee Obligations are subordinated to the obligations of the Borrowers and such Subsidiary Guarantor under the Guarantee and Collateral Agreement to the same extent as the obligations of the Borrowers in respect of the Senior Subordinated Notes are subordinated to the Obligations;

          (g)  (x) Unsecured Indebtedness of the Borrowers in an aggregate principal amount (collectively for the Borrowers) not to exceed $500,000,000 incurred in connection with any Permitted Acquisition that results in the entities acquired in such Permitted Acquisition becoming Loan Parties and (y) unsecured Guarantee Obligations of the Borrowers and any Subsidiary Guarantor in respect of such Indebtedness (collectively, "Permitted Subordinated Indebtedness"); provided that (i) such Permitted Subordinated Indebtedness is (A) subordinated to the Obligations to the same extent as the obligations of the Borrowers and Guarantors in respect of the Senior Subordinated Notes are subordinated to the Obligations and as otherwise reasonably satisfactory to the Administrative Agent and (B) subject to such other terms and conditions (including, without limitation, final maturity, interest rate, covenant package and defaults) as are reasonably satisfactory to the Administrative Agent; (ii) a portion of the proceeds of such Permitted Subordinated Indebtedness is used within 90 days of receipt of such proceeds to fund a Permitted Acquisition or to refinance indebtedness of the entities subject to such Permitted Acquisition at the time of consummation thereof, (iii) a portion of the proceeds of such Permitted Subordinated Indebtedness is used within 180 days of receipt of such proceeds to fund another Permitted Acquisition or to refinance indebtedness of the entities subject to such Permitted Acquisition at the time of consummation thereof and (iv) immediately after giving effect to the issuance of such Permitted Subordinated Indebtedness, the Borrowers would be in compliance with Section 7.1; and provided, further, that, so long as the Senior Subordinated Notes (and the related Guarantee Obligations) are subordinated to the Obligations in a manner satisfactory to the Lenders, the Borrowers may elect to incur Indebtedness in connection with any Permitted Acquisition in the form of an additional term loan to be created under this Agreement on terms to be agreed upon by the Borrowers, the Administrative Agent and the lenders under such additional term loan (provided, that if the interest rate applicable to such additional term loan is more than 25 basis points (0.25%) greater than the interest rate applicable to the Tranche B Term Loans, the interest rate applicable to the Tranche B Term Loans shall be increased so that the interest rate applicable to the Tranche B Term Loans is no less than 25 basis points below the interest rate applicable to such additional term loan) of up to $150,000,000 (with a dollar-for-dollar reduction of such $500,000,000 Permitted Subordinated Indebtedness amount), it being understood that no Lender or Agent is committed or obligated to make such additional term loan;

          (h)  Unsecured Indebtedness of Regal owed to Holdings under the Regal-Holdings Notes and under any other promissory note issued by Regal to Holdings evidencing the loan by Holdings of any of the proceeds of Indebtedness incurred by Holdings pursuant to subsection (g) above and loaned to Regal (the "Additional Regal-Holdings Notes"); provided that such Regal-Holdings Notes and Additional Regal-Holdings Notes (i) are validly pledged as Collateral for the Obligations under this Agreement and the other Loan Documents and (ii) reflect all amounts borrowed by Holdings and loaned to Regal;

          (i)    Indebtedness of any Unrestricted Subsidiary consisting entirely of Non-Recourse Debt up to $500,000,000 in the aggregate for all Unrestricted Subsidiaries; provided, that if any such Indebtedness ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Holdings that was not permitted by this subsection 7.2(i);

          (j)    Guarantee Obligations of Unrestricted Subsidiaries in respect of the obligations of other Unrestricted Subsidiaries not otherwise prohibited hereunder;

          (k)  up to $50,000,000 in the aggregate of indebtedness assumed in connection with a Permitted Acquisition and secured by Liens as described in Section 7.8(e)(xi) (and not spread to cover any additional assets); provided that the $500,000,000 Permitted Subordinated Indebtedness amount is reduced dollar-for-dollar by the amount of such indebtedness; and

          (l)    Indebtedness represented by letters of credit issued under the BNS Facility and existing on the Closing Date, in a maximum aggregate face amount not to exceed $3,351,403.65 (the "Existing L/Cs"); provided, that Regal will terminate the Existing L/Cs or replace the Existing L/Cs with Letters of Credit issued under this Agreement, in each case as soon as practical and in any event within 30 days after the Closing Date.

        7.3  Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

          (a)  Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Loan Party, as the case may be, in conformity with GAAP;

          (b)  carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings provided that adequate reserves with respect thereto are maintained on the books of the applicable Loan Party, as the case may be, in conformity with GAAP;

          (c)  pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

          (d)  deposits by or on behalf of Regal or any of its Restricted Subsidiaries to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e)  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of either of the Borrowers or any of their respective Subsidiaries;

          (f)    Liens in existence on the date hereof listed on Schedule 7.3(f) securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is expanded after the Closing Date to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

          (g)  Liens securing Indebtedness of Regal or any of its Subsidiaries incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets and any refinancings thereof, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

          (h)  Liens created pursuant to the Security Documents;

          (i)    any interest or title of a lessor under any lease entered into by either of the Borrowers or any of their respective Restricted Subsidiaries in the ordinary course of its business and covering only the assets so leased;

          (j)    Liens on assets of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited hereunder;

          (k)  the Liens described in Section 7.2(k);

          (l)    Liens on cash securing the Existing L/Cs in an amount not to exceed $3,351,403.65; provided that any reduction in the face amount of the Existing L/Cs shall result in a dollar-for-dollar reduction of such $3,351,403.65 amount permitted hereunder; and

          (m)  the $15,000,000 cash deposit required by the Escrow Agreement.

        7.4  Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

          (a)  any Solvent Restricted Subsidiary of Regal may be merged or consolidated with or into Regal (provided that Regal shall be the continuing or surviving corporation) or with or into any Guarantor that is a Wholly Owned Restricted Subsidiary of Regal (provided that such Wholly Owned Restricted Subsidiary shall be the continuing or surviving corporation);

          (b)  any Restricted Subsidiary of Regal may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Regal or any Guarantor that is a Wholly Owned Restricted Subsidiary of Regal; and

          (c)  any Unrestricted Subsidiary may be merged or consolidated with or into any other Unrestricted Subsidiary.

        7.5  Limitation on Disposition of Property. Dispose of any Property of either of the Borrowers or any of their respective Restricted Subsidiaries (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary of Holdings, issue or sell any shares of such Restricted Subsidiary's Capital Stock to any Person, except:

          (a)  the Disposition of obsolete or worn out property in the ordinary course of business;

          (b)  the sale of inventory in the ordinary course of business;

          (c)  Dispositions permitted by Section 7.4(b) or 7.11;

          (d)  the sale or issuance of (i) any Subsidiary's Capital Stock or any Capital Stock of Regal (other than Disqualified Stock) to Regal or any Wholly Owned Subsidiary Guarantor or (ii) any Capital Stock (other than Disqualified Stock) of Regal to Holdings;

          (e)  the Disposition by either of the Borrowers or any of their respective Restricted Subsidiaries of other assets having a fair market value not to exceed $50,000,000 in the aggregate for any fiscal year of the Borrowers;

          (f)    any Recovery Event, provided, that the requirements of Section 2.12(b) are complied with in connection therewith; and

          (g)  an exchange or "swap" of fixed, tangible assets of Regal or any of its Restricted Subsidiaries for the assets of a Person other than the Borrowers or their respective Restricted Subsidiaries; provided that (i) the assets received by Regal or such Restricted Subsidiary will be used or useful in a similar Line of Business and (ii) Regal or such Restricted Subsidiary receives reasonable equivalent value for such assets, such equivalent value to be demonstrated to the reasonable satisfaction of the Administrative Agent (or, in the case of an exchange or "swap" with a non-Affiliate of any Loan Party, as determined by the board of directors of the applicable Loan Party); provided, further, that the fair market value of all such assets exchanged or "swapped" in any fiscal year of Regal does not exceed $25,000,000.

        7.6  Limitation on Restricted Payments. Declare or pay any dividend (other than dividends payable solely in Capital Stock (excluding Disqualified Stock) of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of either of the Borrowers or any of their respective Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of either of the Borrowers or any of their respective Subsidiaries, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a "Derivatives Counterparty") obligating either of the Borrowers or any of their respective Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, "Restricted Payments"), except that:

          (a)  any Wholly Owned Subsidiary of Regal may declare and pay cash dividends to Regal or any Wholly Owned Subsidiary Guarantor;

          (b)  so long as no Default or Event of Default shall have occurred and be continuing, Regal may pay dividends to Holdings to permit Holdings to either (A) (i) pay customary fees to members of its Board of Directors, (ii) pay management fees to the Sponsors and their respective Control Investment Affiliates expressly permitted by Section 7.10 or (B) pay dividends to its direct holding company parent, if any, to permit such parent to pay amounts set forth in clause (A) above;

          (c)  Regal may pay dividends to Holdings to permit Holdings to either (A) (i) pay ordinary course corporate operating expenses incurred in the ordinary course of business not to exceed $1,500,000 in any fiscal year and (ii) pay any taxes which are due and payable by such parent as part of a consolidated group or (B) pay dividends to its direct holding company parent, if any, to permit such parent to (i) pay ordinary course corporate operating expenses incurred in the ordinary course of business not to exceed $1,500,000 in any fiscal year and (ii) pay Holdings' and its Subsidiaries allocated share of any taxes which are due and payable by such parent as part of a consolidated group consisting of such parent and its Subsidiaries; and

          (d)  Regal may pay dividends to Holdings so long as the full amount of any such dividends are immediately applied by Holdings to repay the Obligations (with an appropriate credit to the applicable Regal-Holdings Note or Additional Regal-Holdings Note).

        7.7  Limitation on Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of Regal and its Restricted Subsidiaries in the ordinary course of business not exceeding an amount equal to Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the prior fiscal year multiplied by, (x) 0.25 for the fiscal year ending FQ4 2002 and (y) 0.35 for each fiscal year thereafter and (b) Capital Expenditures of Regal and its Restricted Subsidiaries made with (i) Initial Additional Equity Proceeds, (ii) amounts described in Section 2.12(a)(iv) and (iii) amounts of Excess Cash Flow, in each case to the extent not used or required to be used for other purposes as required or permitted under this Agreement.

        7.8  Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, "Investments"), except:

          (a)  extensions of trade credit by Regal and its Subsidiaries in the ordinary course of business;

          (b)  Investments by Regal and its Subsidiaries in Cash Equivalents;

          (c)  Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b) and (e);

          (d)  loans and advances to employees of Holdings or any of its Restricted Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for Regal and its Restricted Subsidiaries not to exceed $2,000,000 at any one time outstanding;

          (e)  the Permitted Acquisitions; provided that any such Permitted Acquisition is consummated no later than September 30, 2002; and provided, further, that each of the following conditions is satisfied with respect to each such Permitted Acquisition:

            (i)    the Administrative Agent shall be reasonably satisfied with the structure and terms of each such Permitted Acquisition, as the case may be, including, without limitation, price and all legal and tax aspects thereof;

            (ii)  the capital structure of each Loan Party after each such Permitted Acquisition shall be reasonably satisfactory to the Administrative Agent;

            (iii)  each such Permitted Acquisition shall be made for cash or shall be financed with the proceeds of Indebtedness incurred in accordance with Section 7.2(g), the issuance of Capital Stock of Holdings (other than Disqualified Stock) or the proceeds of the issuance of Non-Recourse Debt incurred pursuant to Section 7.2(i);

            (iv)  there shall not have occurred or become known to the Administrative Agent any continuing Default or Event of Default under the Loan Documents (including pro forma for each such Permitted Acquisition and the financing, if any thereof);

            (v)  all representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents shall be true and correct after giving effect to each such Permitted Acquisition (after allowing for the updating of Schedules to this Agreement and the Guarantee and Collateral Agreement to reflect the acquisition by the applicable Loan Party of the assets comprising each such Permitted Acquisition);

            (vi)  the Borrowers (after giving effect to each such Permitted Acquisition) shall be in compliance with the covenants set forth in Section 7.1(a) on the last day of the fiscal quarter ended most recently prior to the consummation of each such Permitted Acquisition (including pro forma for such Permitted Acquisition);

            (vii) all governmental and third party approvals and consents necessary or, in the sole discretion of the Administrative Agent, advisable in connection with each such Permitted Acquisition or the financing thereof contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on such Permitted Acquisition or the financing thereof contemplated hereby;

            (viii)the Administrative Agent shall have received a Solvency Certificate of each of the Loan Parties which shall document the Solvency of Holdings after giving pro forma effect to each such Permitted Acquisition and the other transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent;

            (ix)  if requested by the Administrative Agent, the Administrative Agent shall have received Phase I environmental reports (and where appropriate based upon such Phase I environmental reports and at the request of the Administrative Agent, Phase II environmental reports) with respect to certain real property selected by the Administrative Agent included in such Permitted Acquisition from a firm reasonably satisfactory to the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent;

            (x)  the Administrative Agent shall have received such legal opinions (including opinions (A) from counsel to Holdings and its Restricted Subsidiaries, (B) delivered by counsel for the target of such Permitted Acquisition, accompanied by reliance letters in favor of the Administrative Agent and the Lenders and (C) from such special and local counsel as may be reasonably required by the Administrative Agent), documents and other reasonably instruments as are customary for transactions of this type or as the Administrative Agent may reasonably request; and

            (xi)  unless the entities acquired in such Permitted Acquisition are acquired as Unrestricted Subsidiaries, immediately after giving effect to each such Permitted Acquisition, the Administrative Agent, for the benefit of the Secured Parties, shall have a perfected security interest in all material Property included in such Permitted Acquisition, other than individual properties subject to a mortgage or a capital lease securing, in the aggregate, no greater than $50,000,000 in obligations.

          For the avoidance of doubt, (i) either or both of the Permitted Acquisitions may be effected, first, by the acquisition of one or both of the target companies by a parent holding company of Holdings (so long as the creation of such parent holding company would not cause a Default under this Agreement), provided that such target companies would satisfy all of the requirements for an Unrestricted Subsidiary hereunder (except for being Subsidiaries of such parent holding company and not of Holdings) and, second, by an acquisition satisfying all of the requirements of this Section 7.8(e) and (ii) the proceeds of Permitted Subordinated Indebtedness and any additional term loan under this Agreement may only be used to fund (in whole or in part) a Permitted Acquisition if the entities being acquired in such Permitted Acquisition become Loan Parties in accordance with Section 6.10(c) and the assets acquired in connection therewith become Collateral in accordance with Section 6.10.

          (f)    in addition to the Investments otherwise expressly permitted by this Section 7.8, Investments by Regal or any of its Restricted Subsidiaries with the proceeds only of (i) issuances of Capital Stock by Holdings otherwise permitted hereunder and (ii) Excess Cash Flow not required to be applied to the Loans pursuant to Section 2.12(d), in all cases in an amount not to exceed $50,000,000 during any year and $100,000,000 during the term of this Agreement ("Additional Permitted Acquisitions"); provided that (A) the Ratings Condition is satisfied at the time of such Investments (both before and after giving effect thereto), (B) to the extent such Investment results in the creation or acquisition of a Subsidiary of Holdings (other than an Excluded Foreign Subsidiary), such Subsidiary must be a Restricted Subsidiary and (C) after giving effect to such Additional Permitted Acquisition, Holdings and its Restricted Subsidiaries shall be in compliance with Section 7.1;

          (g)  Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by either of the Borrowers or any of their respective Restricted Subsidiaries in Regal or any Person that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor;

          (h)  loans to Regal by Holdings under the Regal-Holdings Notes and the Additional Regal-Holdings Notes; provided that such Regal-Holdings Notes and Additional Regal-Holdings Notes (i) are validly pledged as Collateral for the Obligations under this Agreement and the other Loan Documents and (ii) reflect all amounts borrowed by Holdings and loaned to Regal; and

          (i)    Investments by either of the Borrowers or any of their respective Subsidiaries permitted by Section 7.19.

        7.9  Limitation on Optional Payments and Modifications of Indebtedness. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating either of the Borrowers or any of their respective Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in market value of such Indebtedness, other than (i) the prepayment of Indebtedness incurred hereunder, (ii) prepayments by Regal to Holdings of amounts owing under the Tranche B Proceeds Note and the Revolving Credit Proceeds Note; provided that any amounts so prepaid are used immediately by Holdings to pay principal, interest and other Obligations under this Agreement and other Loan Documents and (iii) prepayments by Regal to Holdings of amounts owing under the High-Yield Proceeds Note or the Additional Regal-Holdings Notes to permit Holdings to pay cash interest then due and owing on the Senior Subordinated Notes or the Permitted Subordinated Indebtedness, as applicable, in each case to the extent not prohibited by the subordination provisions thereof or the terms of this Agreement; provided that in the case of this clause (iii) (A) such payments are used by Holdings immediately to make such interest payments and (B) no Default or Event of Default shall have occurred and be continuing, (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms (including, without limitation, the subordination terms) of any Indebtedness (excluding the Indebtedness hereunder) (other than, with respect to any Indebtedness other than the Regal-Holdings Notes and the Additional Regal-Holdings Notes, any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or provide for the addition of guarantors as permitted under this Agreement and (ii) does not involve the payment of a consent fee), (c) designate any Indebtedness (other than the Obligations) as "Senior Indebtedness" for the purposes of the Senior Subordinated Note Indenture or (d) amend or permit the amendment of its Governing Documents in any manner determined by the Administrative Agent to be adverse to the Lenders.

        7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than either of the Borrowers or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of such Borrower or such Restricted Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to such Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, Holdings may, in accordance with Section 7.6(b), either (A) pay to the Sponsors and their respective Control Investment Affiliates fees and expenses pursuant to a management or advisory agreement approved by the board of directors of Holdings in an amount not to exceed $3,000,000 in any fiscal year of Holdings or (B) pay dividends to its direct holding company parent, if any, to permit such parent to pay amounts set forth in clause (A) above.

        7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by either of the Borrowers or any other Loan Party of Property which has been or is to be sold or transferred by such Borrower or such other Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of such Borrower or such other Loan Party, except for the first $50,000,000 (in sale price) of such transactions consummated during the Revolving Credit Commitment Period.

        7.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year or method of determining fiscal quarters of either of the Borrowers or any of their respective Restricted Subsidiaries to change, in each case, without the prior written consent of the Administrative Agent.

        7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of either of the Borrowers or any of their respective Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), and (c) the Senior Subordinated Note Indenture.

        7.14 Limitation on Restrictions on Subsidiary Distributions, etc. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of either of the Borrowers or any of their respective Restricted Subsidiaries (or, in the case of clause (a) only, any Subsidiary of either of the Borrowers) to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay or subordinate any Indebtedness owed to, either of the Borrowers or any other Restricted Subsidiary, (b) make Investments in either of the Borrowers or any other Restricted Subsidiary or (c) transfer any of its assets to either of the Borrowers or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions under the Senior Subordinated Note Indenture, and (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

        7.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Regal and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto ("Line of Business").

        7.16 Limitation on Activities of Holdings.

        In the case of Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of Regal (and Edwards and/or UA, to the extent acquired pursuant to a Permitted Acquisition), the making of borrowings hereunder, the repayment of the Obligations, compliance with the other terms hereof and of the other Loan Documents, the administration of the Regal-Holdings Notes and Additional Regal-Holdings Notes and the making of payments permitted under Sections 7.6(b), (c) and (d) and 7.10, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to the Loan Documents to which it is a party, (iii) obligations with respect to its Capital Stock and (iv) pursuant to the Senior Subordinated Indenture and in connection with any Permitted Subordinated Indebtedness, or (c) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with (x) loan repayments pending application in the manner contemplated by Section 7.9 and (y) dividends received and applied in accordance with Sections 7.6 or 7.10) and Cash Equivalents) other than the ownership of shares of Capital Stock of (A) Regal or (B) Edwards and/or UA to the extent acquired pursuant to a Permitted Acquisition. For the avoidance of doubt, Holdings will not, directly or indirectly, make any Investment in UA or Edwards with any cash or other assets received from Regal or any Subsidiary of Regal.

        7.17 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Specified Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates.

        7.18 Limitation on Amendments to Certain Contractual Obligations. (a) Permit or cause any amendment of the economic terms (including, without limitation, price and other payment obligations and length of term) of, or termination of, the Beverage Supply Agreement without the prior written consent of the Administrative Agent.

        (b)  Permit or cause any termination of any lease of Real Estate subject to a Mortgage (or contemplated by Section 6.9 to be subject to a Mortgage), or more than 20% of the other Real Estate leases of the Loan Parties in effect on the Closing Date (or any amendment of (i) any lease of Real Estate subject to a Mortgage or (ii) any other lease of Real Estate which is less favorable to such Loan Party than such lease prior to such amendment), in any case without the prior written consent of the Administrative Agent.

        7.19 Limitation on Partnerships and Joint Ventures. Become a general or limited partner in a partnership or a joint venturer in any joint venture unless the interest held is de minimus or the initial Investment therein does not exceed $1,000,000 and the aggregate Investments in all such partnerships and joint ventures do not exceed $5,000,000 in any fiscal year of Regal.

        7.20 Limitation on New Leases. Enter into any lease of Real Estate contemplating an annual rental payment of more than $500,000, unless (i) pursuant to a form of lease reasonably acceptable to Administrative Agent providing, in effect, the leasehold lender protections contained by the lease amendments contemplated by Section 5.1(v), and (ii) accompanied by a binding and recordable short form lease or lease memorandum.

SECTION 8. EVENTS OF DEFAULT

        If any of the following events shall occur and be continuing:

          (a)  Either of the Borrowers shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or either of the Borrowers shall fail to pay any interest on any Loan or Reimbursement Obligation; or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

          (b)  Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

          (c)  Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.2(m), clause (i) or (ii) of Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a), Section 7 of this Agreement or Section 5 of the Guarantee and Collateral Agreement; or

          (d)  Any Loan Party shall default in the observance or performance of any other covenant or agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

          (e)  From and after the Closing Date, either of the Borrowers or any of their respective Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

          (f)    (i) Either of the Borrowers or any of their respective Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or either of the Borrowers or any of their respective Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against either of the Borrowers or any of their respective Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against either of the Borrowers or any of their respective Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) either of the Borrowers or any of their respective Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) either of the Borrowers or any of their respective Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g)  (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrowers or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) either of the Borrowers or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) either of the Borrowers or any of their respective Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Borrowers payments pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees (or their dependents) that, in the aggregate, exceed the amount set forth on Schedule 8(g)(i) with respect to such fiscal year, (vii) either of the Borrowers or any of their respective Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Borrowers contributions to any defined benefit pension plan subject to Title IV of ERISA (including any Multiemployer Plan) that, in the aggregate, exceed the amount set forth on Schedule 8(g)(ii) with respect to such fiscal year or (viii) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

          (h)  One or more judgments or decrees shall be entered against either of the Borrowers or any of their respective Subsidiaries involving for Holdings and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

          (i)    Any of the Security Documents shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

          (j)    Any Loan Party shall default under a lease obligation such that the landlord under such lease shall be entitled to place a Lien on any of the Collateral after expiration of any applicable grace period; or

          (k)  The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

          (l)    Any Loan Party or any Affiliate of any Loan Party shall assert that any provision of any Loan Document is not in full force and effect; or

          (m)  (i) The Permitted Investors shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of the Borrowers (determined on a fully diluted basis); (ii) the Sponsors and their respective Control Investment Affiliates shall cease to directly own of record and beneficially an amount of common stock of Holdings equal to at least 51% of the amount of common stock of Holdings; (iii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of Holdings; (iv) the board of directors of the either of the Borrowers shall cease to consist of a majority of Continuing Directors; (v) Holdings shall cease to directly own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of Regal free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or (vi) a Specified Change of Control shall occur; or

          (n)  The Indebtedness under the Senior Subordinated Note Documentation or any guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Documentation or any Loan Party, any Affiliate of any Loan Party or the holders (or any trustee on behalf of the holders) of at least 25% in aggregate principal amount of such Indebtedness shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Loan Party, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent and the Lenders shall be entitled to exercise any and all remedies available under the Security Documents, including, without limitation, the Guarantee and Collateral Agreement and the Mortgages, or otherwise available under applicable law or otherwise. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (and the Borrowers hereby grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent and the Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the Borrowers shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Loan Parties hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Loan Parties hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Loan Parties (or such other Person as may be lawfully entitled thereto).

SECTION 9. THE AGENTS; THE ARRANGER

        9.1  Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

        9.2  Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

        9.3  Exculpatory Provisions. Neither the Arranger, nor any Agent nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from its or such Person's own gross negligence or willful misconduct in breach of a duty owed to the party asserting liability) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Arranger or the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

        9.4  Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers or the other Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or the requisite Lenders required under Section 10.1 to authorize or require such action (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or the requisite Lenders under Section 10.1 to authorize or require such action (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and Letters of Credit.

        9.5  Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the requisite Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

        9.6  Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Arranger, the Agents nor any of their respective officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Arranger or any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Arranger or any Agent to any Lender. Each Lender represents to the Arranger and the Agents that it has, independently and without reliance upon the Arranger or any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition, prospects and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans (and in the case of the Issuing Lender, its Letters of Credit) hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Arranger or any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition, prospects and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Arranger nor any Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Arranger or such Agent or any of its officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates.

        9.7  Indemnification. The Lenders agree to indemnify the Arranger and each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Arranger or such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Arranger or such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from the Arranger's or such Agent's gross negligence or willful misconduct in breach of a duty owed to such Lender. The agreements in this Section 9.7 shall survive the payment of the Loans and Letters of Credit and all other amounts payable hereunder.

        9.8  Arranger and Agents in Their Individual Capacities. The Arranger and each Agent and their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Arranger was not the Arranger and such Agent was not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Arranger and each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Arranger or an Agent, as the case may be, and the terms "Lender" and "Lenders" shall include the Arranger and each Agent in their respective individual capacities.

        9.9  Successor Agents. The Administrative Agent may resign as Administrative Agent upon 10 days' advance written notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to either of the Borrowers shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans or Letters of Credit. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Each of the Syndication Agent and the Documentation Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent or Documentation Agent, as applicable, hereunder, whereupon the duties, rights, obligations and responsibilities of such Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Arranger, any Agent or any Lender. After any retiring Agent's resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

        9.10 Authorization to Release Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of either of the Borrowers or any of their respective Subsidiaries that is the subject of a Disposition which is permitted by this Agreement or which has been consented to in accordance with Section 10.1.

        9.11 The Arranger, the Syndication Agent and the Documentation Agent. The Arranger, the Syndication Agent and the Documentation Agent, in their respective capacities as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

        9.12 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the forms or other documentation required by Section 2.20(f) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of Section 2.20(f) and this Section 9.12.

SECTION 10. MISCELLANEOUS

        10.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Tranche B Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders; (iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 5.2 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Majority Revolving Credit Facility Lenders; (iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (v) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document relating to the obligations of the Arranger or the Agents without the consent of the Arranger or any Agent directly affected thereby; (vi) amend, modify or waive any provision of Section 2.12 or Section 2.18 without the consent of each Lender directly affected thereby; or (vii) amend, modify or waive any provision of Section 3 without the consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents, the Arranger and all future holders of the Loans and Letters of Credit. In the case of any waiver, the Loan Parties, the Lenders, the Arranger and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof. For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Arranger, the Administrative Agent, the Borrowers (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the "Additional Extensions of Credit") to share ratably in the benefits of this Agreement and the other Loan Documents with the Tranche B Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Prepayment Lenders and Majority Revolving Facility Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Tranche B Term Loans in the application of mandatory prepayments without the consent of the Required Prepayment Lenders or otherwise to share ratably with or with preference to the Revolving Extensions of Credit without the consent of the Majority Revolving Facility Lenders.

        10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, first class postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrowers, the Arranger and the Agents, as follows and (b) in the case of the Lenders, as set forth on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrowers:	Regal Cinemas Corporation 7132 Mike Campbell Drive Knoxville, TN 37918 Attention: Amy E. Miles, EVP/CFO Telecopy: (865) 925-9422 Telephone: (865) 922-6085
Regal Cinemas, Inc. 7132 Mike Campbell Drive Knoxville, TN 37918 Attention: Amy E. Miles, EVP/CFO Telecopy: (865) 925-9422 Telephone: (865) 922-6085
with a copy to:	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: Daniel Dokos, Esq. Telecopy: (212) 310-8576 Telephone: (212) 310-8007
with an additional copy to:	Regal Cinemas, Inc. 7132 Mike Campbell Drive Knoxville, TN 37918 Attention: General Counsel Telecopy: (865) 925-9422 Telephone: (865) 922-6085
The Arranger:	Lehman Brothers Inc. 745 7th Avenue, 8th Floor New York, New York 10019 Attention: Andrew Keith Telecopy: (212) 455-2502 Telephone: (212) 455-7569

with a copy to:	Latham & Watkins 885 Third Avenue New York, New York 10022 Attention: Christopher R. Plaut, Esq. Telecopy: (212) 751-4864 Telephone: (212) 906-1200
The Syndication Agent:	Credit Suisse First Boston 11 Madison Avenue New York, New York 10010-3629 Attention: David Sawyer Telecopy: (212) 325-8314 Telephone: (212) 325-3641
The Documentation Agent:	General Electric Capital Corporation 800 Connecticut Avenue, Two North Norwalk, Connecticut 06854 Attention: Account Manager-Regal Telecopy: (203) 852-3660 Telephone: (203) 852-3663
The Administrative Agent:	Lehman Commercial Paper Inc. 745 7th Avenue, 8th Floor New York, New York 10019 Attention: Andrew Keith Telecopy: (212) 455-2502 Telephone: (212) 455-7569
with a copy to:	Latham & Watkins 885 Third Avenue New York, New York 10022 Attention: Christopher R. Plaut, Esq. Telecopy: (212) 751-4864 Telephone: (212) 906-1200
Issuing Lender:	As notified by the Issuing Lender to the Administrative Agent and the Borrowers

provided that any notice, request or demand to or upon any Agent or any Lender shall not be effective until received. Any notice provided to either Borrower shall be deemed to be notice given to both Borrowers.

        10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Arranger, any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

        10.5 Payment of Expenses; Indemnification. The Borrowers agree (a) to pay or reimburse the Arranger and the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to each of the Arranger and the Administrative Agent and the charges of IntraLinks, (b) to pay or reimburse each Lender, the Arranger and each Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Arranger and each Agent, (c) to pay, indemnify, and hold each Lender, the Arranger and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Arranger, each Agent, their respective affiliates, and their respective officers, directors, partners, trustees, employees, affiliates, shareholders, attorneys and other advisors, agents, attorneys-in-fact and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit, the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of the Properties or the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons, and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrowers hereunder (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from the gross negligence or willful misconduct of such Indemnitee in breach of a duty owed to the Borrowers. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert and to cause their respective Subsidiaries not to assert, and hereby waive and agree to cause their respective Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than five days after written demand therefor. Statements payable by the Borrowers pursuant to this Section shall be submitted to the Borrowers in accordance with Section 10.2, or to such other Person or address as may be hereafter designated by the Borrowers in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and Letters of Credit and all other amounts payable hereunder.

        10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Arranger, the Agents, all future holders of the Loans and Letters of Credit and their respective successors and assigns, except that the Borrowers may not assign nor transfer any of its respective rights or obligations under this Agreement without the prior written consent of the Arranger, the Agents and each Lender.

          (b)  Any Lender may, without notice to, or the consent of, either of the Borrowers or any other Person, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, the Borrowers, the Arranger and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrowers agree that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrowers also agree that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.20, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

          (c)  Any Lender (an "Assignor") may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to (1) any Lender or (2) any affiliate or Related Fund of the assigning Lender or of another Lender or Control Investment Affiliate thereof or, (3) with the consent of the Borrowers and the Administrative Agent and, in the case of any assignment of Revolving Credit Commitments, the written consent of the Issuing Lender (which, in each case, shall not be unreasonably withheld or delayed) (provided (x) that no such consent need be obtained by a Lehman Entity for a period of 180 days following the Closing Date and (y) the consent of the Borrowers need not be obtained with respect to any assignment of Tranche B Term Loans), to an additional bank, financial institution or other entity (each such assignee under (1), (2) or (3) an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E (an "Assignment and Acceptance"), executed by such Assignee and such Assignor (and, where the consent of the Borrowers, the Administrative Agent or the Issuing Lender is required pursuant to the foregoing provisions, by the Borrowers and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof) shall be in an aggregate principal amount of less than $5,000,000 for Revolving Credit Loans and $1,000,000 for Tranche B Term Loans or, after giving effect thereto, result in such assigning Lender having a Commitment and/or outstanding Loans in an aggregate amount of less than $5,000,000 for Revolving Credit Loans and $1,000,000 for Tranche B Term Loans (other than, in each case, in the case of an assignment of all of a Lender's interests under this Agreement), unless otherwise agreed by the Borrowers and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section, the consent of the Borrowers shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing.

          (d)  The Administrative Agent shall, on behalf of the Borrowers, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrowers marked "canceled". The Register shall be available for inspection by either of the Borrowers or any Lender (with respect to any entry relating to such Lender's Loans) at any reasonable time and from time to time upon reasonable prior notice.

          (e)  Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that (A) no such registration and processing fee shall be payable (y) in connection with an assignment by or to a Lehman Entity or (z) in the case of an Assignee which is already a Lender or is a Related Fund of a Lender or a Person under common management with a Lender and (B) in the case of assignments on the same day by a Lender to more than one fund managed or advised by the same investment advisor (which funds are not then Lenders hereunder), only a single $3,500 fee shall be payable for all such assignments by such Lender to such funds on such day), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrowers. On or prior to such effective date, the Borrowers, at their own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, to such Assignee or its registered assigns in an amount equal to the Revolving Credit Commitment and/or applicable Tranche B Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Tranche B Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the Assignor or its registered assigns in an amount equal to the Revolving Credit Commitment and/or applicable Tranche B Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

          (f)    For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of either of Borrowers or the Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 10.6 concerning assignments.

        10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers. Each Lender agrees to notify promptly the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

        10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

        10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Agents, the Arranger and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

        10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        10.12 Submission To Jurisdiction; Waivers. Each of the Borrowers hereby irrevocably and unconditionally:

          (a)  submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower, as the case may be, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

        10.13 Acknowledgments. Each of the Borrowers hereby acknowledges that:

          (a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b)  neither the Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Agents and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among the Borrowers and the Lenders.

        10.14 Confidentiality. Each of the Arranger, the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Arranger, any Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, any other Lender or any affiliate of any thereof that agrees to comply with the provisions of this Section, (b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee that agrees to comply with the provisions of this Section, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) after advance notice to the affected Loan Party (to the extent not prohibited to do so), if requested or required to do so in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

        10.15 Release of Collateral and Guarantee Obligations. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrowers in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to or vote or consent of any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents provided that the Borrowers shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together with a certification by the Borrowers stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

          (b)  Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than Obligations in respect of any Specified Hedge Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrowers, the Administrative Agent shall (without notice to or vote or consent of any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements.

        10.16 Accounting Changes. In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrowers' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

        10.17 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrowers and the Administrative Agent.

        10.18 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

        10.19 Joint and Several Liability.

        The obligations of the Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each Borrower shall be liable for the Obligations of the other Borrower under this Agreement and the other Loan Documents. The liability of each Borrower for the Obligations of the other Borrowers under this Agreement and the other Loan Documents shall be absolute, unconditional and irrevocable, irrespective of: (a) any lack of validity, legality or enforceability of any Loan Document; (b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against such other Borrower, any other Loan Party or any other Person (including any guarantor) under the provisions of this Agreement or any other Loan Document or (ii) to exercise any right or remedy against any guarantor of, or collateral securing, any of the Obligations; (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other extension or renewal of any Obligation of such other Borrower or any other Loan Party; (d) any reduction, limitation, impairment or termination of any of the Obligations for any reason other than the written agreement of the Secured Parties to terminate the Obligations in full, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to, and each Borrower hereby waives any right to or claim of, any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of the other Borrower, any other Loan Party or otherwise; (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of any Loan Document; (f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty held by any Secured Party securing any of the Obligations; or (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Borrower, any other Loan Party, any surety or any guarantor.

        10.20 WAIVERS OF JURY TRIAL. THE BORROWERS, THE ARRANGER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

REGAL CINEMAS CORPORATION
By:	/s/ PETER BRANDOW
Name: Peter Brandow Title: Secretary

REGAL CINEMAS, INC.
By:	/s/ PETER BRANDOW
Name: Peter Brandow Title: Secretary

[Signatures Continued On Next Page]

LEHMAN BROTHERS INC., as Arranger
By:	/s/ MICHELE SWANSON
Name: Michelle Swanson Title: Vice President

[Signatures Continued On Next Page]

CREDIT SUISSE FIRST BOSTON, as Syndication Agent
By:	/s/ DAVID L. SAWYER
Name: David L. Sawyer Title: Director
By:	/s/ DAVID M. KOCZAN
Name: David M. Koczan Title: Associate

[Signatures Continued On Next Page]

GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent
By:	/s/ MARSHALL N. DUDLEY, JR.
Name: Marshall N. Dudley, Jr. Title: Duly Authorized Signatory

[Signatures Continued On Next Page]

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent
By:	/s/ MICHELE SWANSON
Name: Michele Swanson Title: Authorized Signatory

[Signatures Continued On Next Page]

Annex A

PRICING GRID FOR REVOLVING CREDIT LOANS

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
>2.50x	3.25%	2.25%
<2.50x and >2.00x	3.00%	2.00%
<2.00x and 1.50x	2.75%	1.75%
<1.50x	2.50%	1.50%

        Changes in the Applicable Margin with respect to Revolving Credit Loans resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "Adjustment Date") on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered in accordance with Section 6.1 or any waiver granted in connection therewith, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 2.50 to 1.0. Notwithstanding the foregoing grid, the Consolidated Leverage Ratio from the Closing Date until November 14, 2002 will, for the purposes of this definition, be deemed to be greater than 2.50 to 1.0.

SCHEDULE 1.1

MORTGAGED PROPERTY

[To be completed by the Borrowers]

SCHEDULE 4.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

[To be completed by the Borrowers]

SCHEDULE 4.9 (b)

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

[To be completed by the Borrowers]

SCHEDULE 4.9(c)

PATENTS

[To be completed by the Borrowers]

SCHEDULE 4.9(d)

COPYRIGHTS

[To be completed by the Borrowers]

SCHEDULE 4.9(e)

TRADE SECRETS

[To be completed by the Borrowers]

SCHEDULE 4.9(f)

INTELLECTUAL PROPERTY LICENSES

[To be completed by the Borrowers]

SCHEDULE 4.9(g)

FUTURE INTELLECTUAL PROPERTY

[To be completed by the Borrowers]

SCHEDULE 4.15

SUBSIDIARIES

[To be completed by the Borrowers]

SCHEDULE 4.19(a)-1

UCC FILING JURISDICTIONS—COLLATERAL

Loan Party                        Filing Office

        [Borrowers to list name of each Loan Party which is a party to any Security Document and each filing office in which a UCC financing statement must be filed in respect of such Loan Party and its collateral]

SCHEDULE 4.19(a)-2

UCC FINANCING STATEMENTS TO REMAIN ON FILE

[To be completed by the Borrowers]

SCHEDULE 4.19(a)-3

UCC FINANCING STATEMENTS TO BE TERMINATED

[To be completed by the Borrowers]

SCHEDULE 4.19(b)

MORTGAGE FILING JURISDICTIONS

[To be completed by the Borrowers]

SCHEDULE 4.19(c)

UCC FILING JURISDICTIONS—INTELLECTUAL PROPERTY COLLATERAL

[To be completed by the Borrowers]

SCHEDULE 4.24(a)

REAL ESTATE

[To be completed by the Borrowers]

SCHEDULE 4.24(g)

STRUCTURAL DEFECTS

[To be completed by the Borrowers]

SCHEDULE 4.26

LEASES

[To be completed by the Borrowers]

SCHEDULE 6.9

POST-CLOSING MORTGAGE PROPERTIES

[To be completed by the Borrowers]

SCHEDULE 7.2(d)

EXISTING INDEBTEDNESS

[To be completed by the Borrowers]

SCHEDULE 7.3(f)

EXISTING LIENS

[To be completed by the Borrowers]

SCHEDULE 8(g)(i)

REQUIRED PAYMENTS TO EMPLOYEE WELFARE BENEFIT PLANS

[To be completed by the Borrowers]

SCHEDULE 8(g)(ii)

REQUIRED PAYMENTS TO MULTIEMPLOYER PLANS

[To be completed by the Borrowers]

QuickLinks

CREDIT AGREEMENT
  Annex A
  SCHEDULE 1.1
  SCHEDULE 4.4
  SCHEDULE 4.9 (b)
  SCHEDULE 4.9(c)
  SCHEDULE 4.9(d)
  SCHEDULE 4.9(e)
  SCHEDULE 4.9(f)
  SCHEDULE 4.9(g)
  SCHEDULE 4.15
  SCHEDULE 4.19(a)-1
  SCHEDULE 4.19(a)-2
  SCHEDULE 4.19(a)-3
  SCHEDULE 4.19(b)
  SCHEDULE 4.19(c)
  SCHEDULE 4.24(a)
  SCHEDULE 4.24(g)
  SCHEDULE 4.26
  SCHEDULE 6.9
  SCHEDULE 7.2(d)
  SCHEDULE 7.3(f)
  SCHEDULE 8(g)(i)
  SCHEDULE 8(g)(ii)